   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 22, 2000

                                                      REGISTRATION NO. 333-49328
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                   FORM SB-2


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                               GMX RESOURCES INC.

                 (Name of small business issuer in its charter)

           OKLAHOMA                         1311                    73-1534474
(State or other jurisdiction of       (Primary Standard          (I.R.S. Employer
incorporation or organization)     Industrial Code Number)    Identification Number)

                         9400 NORTH BROADWAY, SUITE 600
                         OKLAHOMA CITY, OKLAHOMA 73114
                                 (405) 600-0711

                   (Address and telephone number of principal
               executive offices and principal place of business)

                            ------------------------

                             KEN L. KENWORTHY, JR.
                              9400 NORTH BROADWAY
                                   SUITE 600
                         OKLAHOMA CITY, OKLAHOMA 73114
                                 (405) 600-0711
                      (Name, address and telephone number
                             of agent for service)

                            ------------------------

                                   COPIES TO:


      MICHAEL M. STEWART, ESQ.                      JOHN J. HALLE, ESQ.
  CROWE & DUNLEVY, A PROFESSIONAL                     STOEL RIVES LLP
            CORPORATION                          STANDARD INSURANCE CENTER
       1800 MID-AMERICA TOWER                  900 SW 5TH AVENUE, SUITE 2600
   OKLAHOMA CITY, OKLAHOMA 73102                PORTLAND, OREGON 97204-1268
          (405) 235-7700                              (503) 224-3380


                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION DATED DECEMBER 22, 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR TO SOLICIT OFFERS TO BUY THESE SECURITIES IN ANY PLACE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                2,000,000 UNITS

                               GMX RESOURCES INC.

                                     [LOGO]

                                ---------------

    This is an initial public offering of units by GMX RESOURCES INC. Each unit consists of one share of common stock and one redeemable warrant to purchase one share of common stock. The warrants will be exercisable upon issuance and until they expire five years after the date of this prospectus at an exercise price
per share of $         (150% of the initial public offering price of the units).
We may redeem some or all of the warrants for $0.25 per warrant commencing six months after the date of this prospectus if the closing price of our common stock for ten consecutive trading days as reported by Nasdaq has equalled or
exceeded $      (200% of the initial public offering price of the units) and we provide 30 days prior written notice of redemption.


    The common stock and warrants will trade separately immediately following this offering. The units will not trade as units. Prior to this offering, there has been no public market for our securities. We have applied for listing of our common stock and warrants on The Nasdaq National Market under the symbols GMXR and GMXRW. The estimated initial public offering price is $10.00 per unit.



    INVESTING IN THE UNITS INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.


                                                                 PER UNIT               TOTAL
Public Offering Price.....................................           $                    $
Underwriting discounts and commissions....................           $                    $
Proceeds to GMX RESOURCES INC. (before expenses)..........           $                    $


    We expect total cash expenses of the offering to be approximately $950,000, which will include a non-accountable expense allowance of two percent of the gross proceeds of this offering payable to Paulson Investment Company, Inc., the managing underwriter of this offering. We have granted the underwriters the option for a period of 45 days to purchase up to an additional 300,000 units to cover over-allotments. We will also grant to certain underwriters five-year
warrants to purchase up to 200,000 units for $         per unit (120% of the
initial public offering price of the units sold).


    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.


    Paulson Investment Company, Inc., on behalf of the underwriters, expects to
deliver the shares and warrants on or about          , 2001.


                            ------------------------


                        PAULSON INVESTMENT COMPANY, INC.
                       I-BANKERS SECURITIES INCORPORATED



               The date of this prospectus is             , 2001.

                                      map


              General location of properties of GMX Resources Inc.


Located here is a map depicting the geographic areas in which GMX owns properties.

                               PROSPECTUS SUMMARY


    The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus. Certain terms used in this prospectus are explained under the section "Certain Technical Terms" on page 50.


                            ABOUT GMX RESOURCES INC.

    GMX is an independent oil and gas company. At the time of our organization in 1998, we acquired, for $6.0 million, producing and undeveloped properties located primarily in east Texas and northwestern Louisiana, Kansas and southeastern New Mexico in the areas depicted on the map on the preceding page. When we acquired them, the properties consisted of 71.1 net producing wells, 20,829 net developed and 317 net undeveloped acres. At the acquisition date, the properties had estimated proved developed producing reserves of 5 Bcfe. These properties were acquired out of a bankruptcy reorganization of a small, privately held company. We believe the properties had not been developed to their full potential as a result of the financial condition and lack of technical geological expertise of the prior owner. However, there was substantial high quality geological and engineering data available for the properties, waiting to be evaluated.

    Since the acquisition, we have conducted an extensive geological and engineering evaluation of the property base, improved the operating efficiencies of the producing properties, recompleted or reworked 58 wells, drilled 3 additional wells and acquired additional related acreage and reserves. As a result, we have added proved reserves in existing producing wells and identified proved reserves that can be developed by drilling additional wells.


    As of September 30, 2000, Sproule Associates Inc., our independent petroleum engineers, estimates our proved reserves have increased to 75 Bcfe. An estimated 24 Bcfe is expected to be produced from existing wells and another 51 Bcfe or 67% of the proved reserves, is classified as proved undeveloped. These reserves were identified by geological and engineering evaluation of the data we acquired with the properties, as well as by drilling three new wells and reworking or recompleting 58 wells. The three development wells drilled based on this work have all been completed as producers. As of September 30, 2000, we had interests in 158 producing wells, 130 of which we operate.


    Our strategy is to create additional value from our existing property base through development of quality proved undeveloped properties and exploitation activities focused on adding proved reserves from the inventory of probable and possible drilling locations. We will also continue to seek improvement in operating efficiencies, exploitation of existing recompletion and work-over opportunities and will consider acquisitions of additional properties when favorable opportunities are presented. We will implement these strategies with the following resources:


    EXPERIENCED MANAGEMENT. The company's founders have experience in finding, exploiting, developing and operating reserves and companies. Trained as a petroleum geologist, Ken Kenworthy, Jr., the company's President, has been active in various aspects of the oil and gas business for over 20 years. He was formerly Chairman and Chief Executive Officer of OEXCO, Inc., an Oklahoma City based privately held oil and gas company. He founded OEXCO in 1980 and successfully managed it until 1995 when it was sold for approximately
$13 million. During this 15 year period, OEXCO operated approximately 300 wells. Ken L. Kenworthy, Sr. also has extensive financial experience with private and public businesses, including experience as chief financial officer of CMI Corporation, a New York Stock Exchange listed company which manufactures and sells road building equipment.



    SUBSTANTIAL DRILLING AND EXPLOITATION OPPORTUNITIES. We have a substantial inventory of drilling and recompletion projects with an estimated 51 Bcfe of proved undeveloped reserves as of September 30, 2000. These projects include ten recompletion projects and thirty-two new drilling locations with proved undeveloped reserves. We expect to locate additional proved drilling and recompletion opportunities as our evaluation and drilling of the property base continues. Based on our September 30, 2000 reserve report, the present value of the proved undeveloped reserves is $136 million with anticipated future development costs of $14.3 million.


    SIGNIFICANT INVENTORY OF UNPROVED PROSPECTS. We have approximately 200 additional drilling locations in East Texas which have potential in the Pettit, Travis Peak and Cotton Valley formations at depths of 6,000 to 10,000 feet. We are continuing to evaluate our acreage in Kansas and New Mexico and we expect to generate additional drilling prospects. These unproved prospects offer significant opportunity for growth in reserves and cash flow if drilling establishes proved reserves. Approximately 21,885 acres of our leasehold position is held by production, so we do not have rental payments and drilling targets on those leases can be held and drilled in order of priority without concern about lease expiration.


    EMPHASIS ON GAS RESERVES. Production for the first nine months of 2000 is 60% gas and 40% oil. Proved reserves as of September 30, 2000 are 65% gas and 35% oil. We intend to emphasize acquisition and development of gas reserves due to the long term outlook for gas demand, but will continue to maintain a portion of our reserves in oil to take advantage of the current high price levels.


    Our principal executive office is located at 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma, 73114 and our telephone number is (405) 600-0711.

                                  THE OFFERING


Securities offered...........................  2,000,000 units. Each unit consists of one share of common stock and one warrant to
                                               purchase an additional share of common stock.

Common stock outstanding after this
  offering...................................  5,000,000 shares. This number assumes no exercise of the over-allotment option and
                                               does not include 2,000,000 shares of common
                                               stock issuable upon exercise of the 2,000,000
                                               warrants which will be outstanding and
                                               400,000 shares of common stock issuable upon
                                               exercise of the underwriters' warrants and
                                               the warrants underlying the underwriters'
                                               warrants.

Use of proceeds..............................  Repayment of debt, development drilling and working capital.

Proposed NASDAQ National Market Systems
  symbols....................................  Common Stock--GMXR
                                               Warrants--GMXRW


                                  RISK FACTORS


    You should consider carefully the "Risk Factors" beginning on page 8 of this prospectus before making an investment in the common stock and warrants.


    HISTORICAL INFORMATION REGARDING OUR SECURITIES HAS BEEN ADJUSTED TO REFLECT A 14.51-TO-1 STOCK SPLIT EFFECTED ON OCTOBER 30, 2000. EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE OVER-ALLOTMENT OPTION OR THE UNDERWRITERS' WARRANTS. REFERENCES TO "US," THE "COMPANY" OR "GMX" INCLUDE GMX RESOURCES INC. AND OUR WHOLLY-OWNED SUBSIDIARIES, EXPEDITION NATURAL RESOURCES INC. AND ENDEAVOR PIPELINE, INC., UNLESS OTHERWISE INDICATED.

                             SUMMARY FINANCIAL DATA


    The following table presents a summary of our financial information for the periods indicated. It should be read in conjunction with our consolidated financial statements and related notes and the section "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus. The summary financial information as of and for the nine months ended September 30, 2000 and 1999, is unaudited and, in the opinion of management reflects all adjustments that are necessary for a fair statement of the financial position and the results of operations of the interim periods presented. The results for the nine months ended September 30, 2000 are not necessarily indicative of the results to be expected for the full year.



                                                     YEAR ENDED              NINE MONTHS ENDED
                                                    DECEMBER 31,               SEPTEMBER 30,
                                              -------------------------   ------------------------
                                                 1998          1999          1999         2000
                                              -----------   -----------   ----------   -----------
                                                                                (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Oil and gas sales...........................  $ 1,794,513   $ 2,122,770   $1,530,072   $ 2,879,968
Interest and other income...................       33,404        38,915       11,358        40,793
                                              -----------   -----------   ----------   -----------
  Total revenues............................    1,827,917     2,161,685    1,541,430     2,920,761
                                              -----------   -----------   ----------   -----------
Lease operations............................      895,899       917,590      664,025       725,637
Production and severance taxes..............      150,052       157,193      128,801       295,469
General and administrative..................      226,313       368,824      225,240       388,145
Depreciation, depletion and
  amortization..............................      433,374       423,474      317,706       313,348
Interest....................................      419,897       486,234      385,209       431,925
                                              -----------   -----------   ----------   -----------
  Total expenses............................    2,125,535     2,353,315    1,720,981     2,154,524
                                              -----------   -----------   ----------   -----------
Income (loss) before income taxes...........     (297,618)     (191,630)    (179,551)      766,237
Income taxes................................           --            --           --        75,000
                                              -----------   -----------   ----------   -----------
Net income (loss)...........................  $  (297,618)  $  (191,630)  $ (179,551)  $   691,237
                                              ===========   ===========   ==========   ===========
Net income (loss) applicable to common
  shares....................................  $  (478,368)  $  (360,193)  $ (306,989)  $   567,862
                                              ===========   ===========   ==========   ===========
Net income (loss) per share--basic..........  $     (0.22)  $     (0.22)  $    (0.18)  $      0.37
                                              ===========   ===========   ==========   ===========
Net income (loss) per share--diluted........  $     (0.22)  $     (0.22)  $    (0.18)  $      0.19
                                              ===========   ===========   ==========   ===========
Weighted average common shares--basic.......    2,176,500     1,632,375    1,692,883     1,549,000
                                              ===========   ===========   ==========   ===========
Weighted average common shares--diluted.....    2,176,500     1,632,375    1,692,883     3,593,000
                                              ===========   ===========   ==========   ===========
STATEMENT OF CASH FLOWS DATA:
Net cash provided by operating activities...  $   197,231   $   618,759   $  274,516   $   921,947
Net cash used in investing activities.......   (6,720,450)     (666,651)    (427,621)   (1,750,413)
Net cash provided by financing activities...    6,633,009       473,315      290,446       547,194
BALANCE SHEET DATA (AT END OF PERIOD):
Oil and gas properties, net.................  $ 6,870,847   $ 7,153,790   $6,985,599   $ 8,429,461
Total assets................................    8,003,667     8,986,163    8,299,277    10,285,755
Long-term debt, including current portion...    5,677,348     6,181,813    6,198,173     6,930,229
Shareholders' equity........................    1,702,382     1,130,483    1,142,589     1,825,720
OTHER DATA:
EBITDA(2)...................................      555,653       718,078      523,364     1,511,510


------------------------

(1) The Company began operations on January 23, 1998. As such, the 1998 period reflects activity from inception date to December 31, 1998.

(2) EBITDA is defined as income (loss) before interest, income taxes, depreciation, depletion and amortization costs. We believe that EBITDA is a financial measure commonly used in the oil and gas industry as an indicator of a company's ability to service and incur debt or fund capital expenditures. However, EBITDA should not be considered in isolation or as a substitute for net income, cash flows provided by operating activities or other data prepared in accordance with generally accepted accounting principles, or as a measure of a company's profitability or liquidity. EBITDA measures as presented may not be comparable to other similarly titled measures of other companies.


                       SUMMARY OPERATING AND RESERVE DATA

    The following table presents an unaudited summary of certain operating and oil and gas reserve data for the periods indicated.


                                                                                        NINE MONTHS
                                                                  YEARS ENDED              ENDED
                                                                 DECEMBER 31,          SEPTEMBER 30,
                                                              -------------------   -------------------
                                                                1998       1999       1999       2000
                                                              --------   --------   --------   --------
PRODUCTION:
Oil production (MBbls)......................................       75         71         54         56
Natural gas production (MMcf)...............................      442        443        342        511
Equivalent production (MMcfe)...............................      892        869        668        845
AVERAGE SALES PRICE:
Oil price (per Bbl)(1)......................................   $12.67     $16.73     $15.27     $21.39
Natural gas price (per Mcf).................................     1.91       2.09       1.92       3.29
AVERAGE SALES PRICE (PER MCFE)..............................   $ 2.01     $ 2.43     $ 2.25     $ 3.41
OPERATING AND OVERHEAD COSTS (PER MCFE):
Lease operating expenses....................................   $ 1.00     $ 1.06     $ 1.20     $  .87
Production and severance taxes..............................      .17        .18        .16        .35
General and administrative..................................      .25        .42        .40        .46
                                                               ------     ------     ------     ------
  Total.....................................................   $ 1.42     $ 1.66     $ 1.76     $ 1.68
                                                               ======     ======     ======     ======
CASH OPERATING MARGIN (PER MCFE)............................   $  .59     $  .77     $  .49     $ 1.73
OTHER (PER MCFE):
Depreciation, depletion and amortization--oil and gas
  properties................................................   $  .43     $  .41     $  .48     $  .37
ESTIMATED NET PROVED RESERVES (AS OF THE RESPECTIVE
  PERIOD-END):..............................................
Natural gas (Bcf)...........................................     17.3       19.3        N/A       48.7
Oil (MMbls).................................................      1.9        2.2        N/A        4.4
Total (Bcfe)................................................     28.7       32.5        N/A       74.9
Reserve Life (in years)(2)..................................      9.1       14.1        N/A       17.5
Estimated Future Net Revenues ($MM)(2)(3)...................   $ 33.4     $ 57.6        N/A     $316.3
Present Value ($MM)(2)(3)...................................   $ 25.3     $ 33.7        N/A     $179.3


------------------------

(1) Net of results of crude oil hedging activities in 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

(2) See "Certain Technical Terms".

(3) The prices used in calculating Estimated Future Net Revenues and the Present Value are determined using prices as of period end. Estimated Future Net Revenues and the Present Value give no effect to federal or state income taxes attributable to estimated future net revenues. See "Business and Properties--Reserves".

                                 PRO FORMA DATA



    The unaudited pro forma income (loss) data presented in the following table adjusts our historical net income (loss) giving effect to the following:



    - the use of a portion of the net proceeds from this offering (using proceeds from 810,000 of the shares being sold) to repay all outstanding debt under our bank revolving credit facility and shareholder loans in the aggregate amount of $7.25 million, as if the transaction occurred on January 1, 1999;



    - the reduction of interest expense of $486,000 for 1999 and $432,000 for the nine months ended September 30, 2000 related to the above described debt reduction ; and



    - the tax effect of the interest expense reduction calculated at the statutory rate of 34%.



                                                                            PRO FORMA
                                                              --------------------------------------
                                                                                     NINE MONTHS
                                                                 YEAR ENDED             ENDED
                                                              DECEMBER 31, 1999   SEPTEMBER 30, 2000
                                                              -----------------   ------------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Pro forma income............................................     $  294,604           $  976,307
Pro forma income per common share:
  Basic.....................................................     $     0.05           $     0.36
  Diluted...................................................     $     0.05           $     0.22
Pro forma weighted average number of common shares
  outstanding:
  Basic.....................................................      2,442,375            2,359,000
  Diluted...................................................      4,668,340            4,403,590

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. BEFORE YOU BUY ANY UNITS OFFERED BY THIS PROSPECTUS YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION IN THIS PROSPECTUS.


RISKS RELATED TO GMX


OUR WELLS PRODUCE OIL AND GAS AT A RELATIVELY SLOW RATE.

    We expect that our existing wells and other wells that we plan to drill on our existing properties will produce the oil and gas constituting the reserves associated with those wells over a period of between 15 and 70 years at relatively low annual rates of production. By contrast, wells located in other areas of the United States, such as offshore gulf coast wells, may produce all of their reserves in a shorter period, for example, four to seven years. Because of the relatively slow rates of production of our wells, our reserves will be affected by long term changes in oil or gas prices or both and we will be limited in our ability to anticipate any price declines by increasing rates of production. We may hedge our reserve position by selling oil and gas forward for limited periods of time but do not expect that, in declining markets, the price of any such forward sales will be attractive.

WE HAVE LIMITED OPERATING HISTORY.

    We were organized in 1998 and have been in operation for less than three years. Our limited operating history may not be indicative of our future prospects. We face all of the risks inherent in a new business, including:

    - the risk that we will be unable to implement our business plan and achieve our expected financial results;

    - the risk that we will be unable to manage growth in our operations by adding personnel, systems and practices necessary to operate a larger business; and

    - the risk that, as a small business, we will be subject to market, environmental, regulatory and other developments that we cannot either foresee or control as well as can larger or more established businesses.

THE LOSS OF OUR PRESIDENT OR OTHER KEY PERSONNEL COULD ADVERSELY AFFECT US.


    We depend to a large extent on the efforts and continued employment of Ken
L. Kenworthy, Jr., our President, and Ken L. Kenworthy, Sr., our Executive Vice President. The loss of the services of either of them could adversely affect our business. In addition, it is a default under our credit agreement if there is a significant change in management or ownership. We are the owner and beneficiary of a key man life insurance policy covering accidental death of our President, Ken L. Kenworthy, Jr., in the amount of $3 million.



WE ARE MANAGED BY THE MEMBERS OF A SINGLE FAMILY, GIVING THEM INFLUENCE AND CONTROL IN CORPORATE TRANSACTIONS AND THEIR INTERESTS MAY DIFFER FROM THOSE OF OTHER SHAREHOLDERS.



    Our executive officers consist of Ken L. Kenworthy, Jr., his father, his brother and one other person. Because of the family relationship among members of management, certain employer/employee relationships, including performance evaluations and compensation reviews may not be conducted on a fully arms-length basis as would be the case if the family relationships did not exist. Our board of directors following this offering will include members unrelated to the Kenworthy family and we expect that significant compensation and other relationship issues between GMX and its management will be reviewed and approved by an appropriate committee of outside directors. However, as the owners of a majority of our common stock, the Kenworthys have appointed the current directors and will have the power to remove and replace directors.



HEDGING OUR PRODUCTION MAY RESULT IN LOSSES OR LIMIT POTENTIAL GAINS.



    To reduce our exposure to fluctuations in the prices of oil and natural gas, we currently have, and may in the future enter into hedging arrangements. Hedging arrangements expose us to risk of financial loss in some circumstances, including the following:



    - production is less than expected;



    - the counter-party to the hedging contract defaults on its contact obligations; or



    - there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.



In addition, these hedging arrangements may limit the benefit we would receive from increases in the prices for oil and natural gas. If we choose not to engage in hedging arrangements in the future, we may be more adversely affected by changes in oil and natural gas prices than our competitors who engage in hedging arrangements.



RAPID GROWTH MAY PLACE SIGNIFICANT DEMANDS ON OUR RESOURCES.



    After this offering, we expect significant expansion of our operations. Our anticipated future growth will place a significant demand on our managerial, operational and financial resources due to:



    - the need to manage relationships with various strategic partners and other third parties;



    - difficulties in hiring and retaining skilled personnel necessary to support our business;



    - the need to train and manage a growing employee base; and



    - pressures for the continued development of our financial and information management systems.



    If we have not made adequate allowances for the costs and risks associated with this expansion or if our systems, procedures or controls are not adequate to support our operations, our business could be harmed.



RISKS RELATED TO THE OIL AND GAS INDUSTRY



A SUBSTANTIAL DECREASE IN OIL AND NATURAL GAS PRICES WOULD HAVE A MATERIAL IMPACT ON US.



    Our future financial condition and results of operations are dependent upon the prices we receive for our oil and natural gas production. Oil and natural gas prices historically have been volatile and likely will continue to be volatile in the future. This price volatility also affects our common stock price. In 1999, we received gas and oil prices at the wellhead ranging from $0.91 to $2.91 per Mcf and $10.50 to $25.35 per Bbl. In the first nine months of 2000, we received gas and oil prices ranging from $2.40 to $4.80 per Mcf and $25.64 to $33.50 per Bbl. Oil and gas prices in 2000 have reached their highest level in the last several years and we cannot assure you that they will remain at these levels. We cannot predict oil and natural gas prices and prices may decline in the future. The following factors have an influence on oil and natural gas prices:



    - relatively minor changes in the supply of and demand for oil and natural gas;



    - storage availability;



    - weather conditions;



    - market uncertainty;

    - domestic and foreign governmental regulations;



    - the availability and cost of alternative fuel sources;



    - the domestic and foreign supply of oil and natural gas;



    - the price of foreign oil and natural gas;



    - political conditions in oil and natural gas producing regions, including the Middle East; and



    - overall economic conditions.



WE MAY ENCOUNTER DIFFICULTY IN OBTAINING EQUIPMENT AND SERVICES.



    Recent increased oil and gas drilling activity in the regions in which we own properties has resulted in increased demand for drilling rigs, other oilfield equipment, personnel and other services. We may experience increased costs or shortages or unavailability of drilling rigs, drill pipe and other material and other services used in oil and gas drilling. Such unavailability could result in increased costs, delays in timing of anticipated development or cause interests in oil and gas leases to lapse. We cannot be certain that we will be able to implement our drilling plans or at costs that will be as estimated or acceptable to us.



ESTIMATING OUR RESERVES FUTURE NET CASH FLOWS IS DIFFICULT TO DO WITH ANY CERTAINTY.



    There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and their values, including many factors beyond our control. The reserve data included in this prospectus represents only estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data, the precision of the engineering and geological interpretation, and judgment. As a result, estimates of different engineers often vary. The estimates of reserves, future cash flows and present value are based on various assumptions, including those prescribed by the Securities and Exchange Commission, and are inherently imprecise. Actual future production, cash flows, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from our estimates. Also, the use of a 10% discount factor for reporting purposes may not necessarily represent the most appropriate discount factor, given actual interest rates and risks to which our business or the oil and natural gas industry in general are subject.



    Quantities of proved reserves are estimated based on economic conditions, including oil and natural gas prices in existence at the date of assessment. A reduction in oil and gas prices not only would reduce the value of any proved reserves, but also might reduce the amount of oil and gas that could be economically produced, thereby reducing the quantity of reserves. Our reserves and future cash flows may be subject to revisions, based upon changes in economic conditions, including oil and natural gas prices, as well as due to production results, results of future development, operating and development costs, and other factors. Downward revisions of our reserves could have an adverse affect on our financial condition and operating results.



OUR FUTURE PERFORMANCE DEPENDS UPON OUR ABILITY TO FIND OR ACQUIRE ADDITIONAL OIL AND NATURAL GAS RESERVES THAT ARE ECONOMICALLY RECOVERABLE.



    Unless we successfully replace the reserves that we produce, our reserves will decline, resulting eventually in a decrease in oil and natural gas production and lower revenues and cash flows from operations. The business of exploring for, developing or acquiring reserves is capital intensive. We may not be able to make the necessary capital investment to maintain or expand our oil and natural gas reserves if cash flows from operations are reduced, due to lower oil and natural gas prices or otherwise, or if external sources of capital become limited or unavailable. In addition, our drilling activities are subject to numerous risks, including the risk that no commercially productive oil or gas reserves will be encountered. We expect to also pursue property acquisition opportunities. We cannot assure you that we will successfully consummate any future acquisition, that we will be able to acquire producing oil and natural gas properties that contain economically recoverable reserves or that any future acquisition will be profitably integrated into our operations.



OPERATIONAL RISKS IN OUR BUSINESS ARE NUMEROUS AND COULD MATERIALLY IMPACT US.



    Our operations involve operational risks and uncertainties associated with drilling for, and production and transportation of, oil and natural gas, all of which can affect our operating results. Our operations may be materially curtailed, delayed or canceled as a result of numerous factors, including:



    - the presence of unanticipated pressure or irregularities in formations;



    - accidents;



    - title problems;



    - weather conditions;



    - compliance with governmental requirements; and



    - shortages or delays in the delivery of equipment.



    Also, our ability to market oil and natural gas production depends upon numerous factors, many of which are beyond our control, including:



    - capacity and availability of oil and natural gas systems and pipelines;



    - effect of federal and state production and transportation regulations; and



    - changes in supply of and demand for oil and natural gas.



WE DO NOT INSURE AGAINST ALL POTENTIAL LOSSES AND COULD BE MATERIALLY IMPACTED BY UNINSURED LOSSES.



    Our operations are subject to the risks inherent in the oil and natural gas industry, including the risks of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental accidents, such as oil spills, gas leaks, salt water spills and leaks, ruptures or discharges of toxic gases. If any of these risks occur in our operations, we could experience substantial losses due to:



    - injury or loss of life;



    - severe damage to or destruction of property, natural resources and equipment;



    - pollution or other environmental damage;



    - clean-up responsibilities;



    - regulatory investigation and penalties; and



    - other losses resulting in suspension of our operations.



    In accordance with customary industry practice, we maintain insurance against some, but not all, of the risks described above with a general liability limit of $2 million. We do not maintain insurance for damages arising out of exposure to radioactive material. Even in the case of risks against which we are insured, our policies are subject to limitations and exceptions that could cause us to be unprotected against some or all of the risk. The occurrence of an uninsured loss could have a material adverse effect on our financial condition or results of operations.

GOVERNMENTAL REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS.



    Our business is subject to certain federal, state and local laws and regulations on taxation, the exploration for and development, production and marketing of oil and natural gas, and environmental and safety matters. Many laws and regulations require drilling permits and govern the spacing of wells, rates of production, prevention of waste and other matters. These laws and regulations have increased the costs of our operations. In addition, these laws and regulations, and any others that are passed by the jurisdictions where we have production could limit the total number of wells drilled or the allowable production from successful wells which could limit our revenues.



    Laws and regulations relating to our business frequently change, and future laws and regulations, including changes to existing laws and regulations, could adversely affect our business.



ENVIRONMENTAL LIABILITIES COULD ADVERSELY AFFECT OUR BUSINESS.



    In the event of a release of oil, gas or other pollutants from our operations into the environment, we could incur liability for personal injuries, property damage, cleanup costs and governmental fines. We could potentially discharge these materials into the environment in any of the following ways:



    - from a well or drilling equipment at a drill site;



    - leakage from gathering systems, pipelines, transportation facilities and storage tanks;



    - damage to oil and natural gas wells resulting from accidents during normal operations; and



    - blowouts, cratering and explosions.



    In addition, because we may acquire interests in properties that have been operated in the past by others, we may be liable for environmental damage, including historical contamination, caused by such former operators. Additional liabilities could also arise from continuing violations or contamination not discovered during our assessment of the acquired properties.



COMPETITION IN THE OIL AND GAS INDUSTRY IS INTENSE, AND WE ARE SMALLER AND HAVE A MORE LIMITED OPERATING HISTORY THAN MANY OF OUR COMPETITORS.



    We compete with major integrated oil and gas companies and independent oil and gas companies in all areas of operation. In particular, we compete for property acquisitions and for the equipment and labor required to operate and develop these properties. Most of our competitors have substantially greater financial and other resources than we have. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for exploratory prospects and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Further, our competitors may have technological advantages and may be able to implement new technologies more rapidly than we can. Our ability to explore for natural gas and oil prospects and to acquire additional properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment. In addition, most of our competitors have operated for a much longer time than we have and have demonstrated the ability to operate through industry cycles.



WE MAY INCUR WRITE-DOWNS OF THE NET BOOK VALUES OF OUR OIL AND GAS PROPERTIES WHICH WOULD ADVERSELY AFFECT OUR SHAREHOLDERS' EQUITY AND EARNINGS.



    The full cost method of accounting, which we follow, requires that we periodically compare the net book value of our oil and gas properties, less related deferred income taxes, to a calculated "ceiling". The ceiling is the estimated after-tax present value of the future net revenues from proved reserves using a 10% annual discount rate and using constant prices and costs. Any excess of net book value of oil and gas properties is written off as an expense and may not be reversed in subsequent periods even though higher oil and gas prices may have increased the ceiling in these future periods. A write-off constitutes a charge to earnings and reduces shareholders' equity, but does not impact our cash flows from operating activities. Future write-offs may occur which would have a material adverse effect on our net income in the period taken, but would not affect our cash flows. Even though such write-offs do not affect cash flow, they can be expected to have an adverse effect on the price of our publicly traded securities.


RISKS RELATED TO THIS OFFERING

AN ACTIVE PUBLIC MARKET FOR OUR COMMON STOCK AND WARRANTS MAY NOT DEVELOP OR BE SUSTAINED AFTER THE OFFERING, AND WE EXPECT THAT OUR STOCK PRICE WILL BE VOLATILE.

    There has been no prior public market for our common stock and warrants, and an active public market for our common stock and warrants may not develop or be sustained after the offering. The initial public offering price of the units will be determined by negotiation between us and the managing underwriter and may not be indicative of the market price of our common stock and warrants following the offering. The price at which the common stock and warrants will trade in the public market after the offering may be less than the initial public offering price you paid for the units. In addition, we expect the market price of the common stock and warrants to be volatile because we expect our stock price to fluctuate with changes in natural gas and oil prices, which have historically been volatile, and other market conditions.

YOU WILL SUFFER IMMEDIATE DILUTION OF APPROXIMATELY 62% OF YOUR INVESTMENT.


    We anticipate that the initial public offering price of the units will be substantially higher than the net tangible book value per share of our common stock after this offering. As a result, you will incur immediate dilution of approximately $6.16, in net tangible book value for each share of our common stock included in the units you purchase.


FUTURE SALES OF OUR COMMON STOCK BY OUR EXISTING SHAREHOLDERS COULD DECREASE THE TRADING PRICE OF OUR COMMON STOCK.

    Sales of a large number of shares of our common stock in the public markets after this offering, or the potential for such sales, could decrease the trading price of our common stock and warrants and could impair our ability to raise capital through future sales of our common stock. Upon completion of this offering, there will be 5,000,000 shares of our common stock outstanding. The 2,000,000 shares of common stock sold in this offering are and the 2,000,000 shares of common stock reserved for issuance upon exercise of the warrants sold in this offering will be, if and when issued, freely tradeable without restrictions or further registration under the Securities Act of 1933, unless such shares are purchased by our "affiliates," as that term is defined in the Securities Act of 1933.

    An additional 3,000,000 shares of common stock are outstanding. All of these shares may be sold in the future subject to compliance with securities laws and lock-up agreements to which these shares are subject. The lock-up agreements prohibit the sale in the public market of all of these shares for one year following the completion of this offering, unless permitted by the managing underwriter.

OUR PRINCIPAL SHAREHOLDERS OWN A SIGNIFICANT AMOUNT OF COMMON STOCK, GIVING THEM CONTROL OVER CORPORATE TRANSACTIONS AND OTHER MATTERS.

    On completion of this offering, Ken L. Kenworthy, Jr. and Ken L. Kenworthy, Sr. will beneficially own approximately 39% and 19%, respectively, of our outstanding common stock. These shareholders, acting together, will be able to control the outcome of shareholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our certificate of incorporation or bylaws and the approval of mergers and other significant corporate transactions. This concentrated ownership makes it unlikely that any other holder or group of holders of common stock will be able to affect the way we are managed or the direction of our business. These factors may also delay or prevent a change in the management or voting control of GMX.

WE HAVE NOT PAID DIVIDENDS AND DO NOT ANTICIPATE PAYING ANY DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE.

    We anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business. We do not intend to declare or pay any cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of our Board of Directors after taking into account many factors, including our operating results, financial condition, current and anticipated cash needs and other factors. The declaration and payment of any future dividends is currently prohibited by our credit agreement and may be similarly restricted in the future.


THE EXISTENCE OF OUTSTANDING WARRANTS MAY IMPAIR OUR ABILITIES TO RAISE CAPITAL.



    After completion of this offering, there will be 2,000,000 shares of our common stock issuable upon exercise of the warrants issued in this offering at a
price of $    per share. These warrants will be exercisable to purchase common stock that would represent 29% of the common stock outstanding follow such exercise, assuming no other change in our outstanding common stock. During the life of the warrants, the holders are given an opportunity to profit from a rise in the market price of our common stock with a resulting dilution in the interest of the other shareholders. Our ability to obtain additional financing during the period the warrants are outstanding may be adversely affected and the existence of the warrants may have an effect on the price of our common stock. The holders of the warrants may be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the warrants.



HOLDERS OF WARRANTS MAY NOT BE ABLE TO EXERCISE THE WARRANTS IF WE DO NOT MAINTAIN AN EFFECTIVE REGISTRATION STATEMENT.



    We are required to use commercially reasonable efforts to maintain a registration statement relating to the offer and sale of the common stock underlying the warrants offered in this offering and to qualify the warrants for sale in jurisdictions in which the warrant holders reside unless an exemption from such registration or qualification exists. If such registration is not maintained, the holders of the warrants may not be able to exercise them. We have the right, but not the obligation, so long as our shares of common stock are listed on a securities exchange or there are least two independent market makers, to pay a holder exercising the warrants the difference between the exercise price and the market price of the common stock on the date of exercise in lieu of registering the underlying common stock.


                           FORWARD LOOKING STATEMENTS

    All statements made in this document and accompanying supplements other than purely historical information are "forward looking statements" within the meaning of the federal securities laws. These statements reflect expectations and are based on historical operating trends, proved reserve positions and other currently available information. Forward looking statements include statements regarding future plans and objectives, future exploration and development expenditures and number and location of planned wells and statements regarding the quality of our properties and potential reserve and production levels. These statements may be preceded or followed by or otherwise include the words "believes", "expects", "anticipates", "intends", "plans", "estimates", "projects" or similar expressions or statements that events "will" or "may" occur. Except as otherwise specifically indicated, these statements assume that no significant changes will occur in the operating environment for oil and gas properties and that there will be no material acquisitions or divestitures except as otherwise described.


    The forward looking statements in this prospectus are subject to all the risks and uncertainties which are described in this document. We may also make material acquisitions or divestitures or enter into financing transactions. None of these events can be predicted with certainty or not taken into consideration in the forward looking statements.


    For all of these reasons, actual results may vary materially from the forward looking statements and we cannot assure you that the assumptions used are necessarily the most likely. We will not necessarily update any forward looking statements to reflect events or circumstances occurring after the date the statement is made except as may be required by federal securities laws.

                                USE OF PROCEEDS


    We expect the net proceeds from this offering to be approximately
$17.65 million, after deducting discounts to the underwriters and estimated expenses of this offering that we will pay, assuming an initial public offering price of $10.00 per unit. If the underwriters exercise in full their over-allotment option to purchase additional shares, estimated net proceeds that we will receive from the offering will increase to approximately
$20.35 million, assuming an initial public offering price of $10.00 per unit.



    We plan to use the net proceeds from the offering as follows:



                                                                      PERCENT OF
USE                                                  DOLLAR AMOUNT   NET PROCEEDS
---                                                  -------------   ------------
Repay all outstanding debt.........................   $ 7,700,000         44%
Drilling of oil and gas wells......................   $ 9,950,000         56%
                                                      -----------        ----
Total..............................................   $17,650,000        100%
                                                      ===========        ====



    If the over-allotment option is exercised in full, we plan to use the additional estimated $2.7 million for drilling of oil and gas wells.



    We plan to drill up to 32 wells with proved undeveloped reserves of 51 Bcfe with an estimated capital cost of approximately $14.3 million after the completion of the offering and prior to December 31, 2001. We expect to use internal cash flows or proceeds from borrowings under our credit facility in addition to the proceeds from this offering for this purpose. Those funds are expected to meet our cash requirements for at least 12 months. The actual wells, costs and timing may vary depending on drilling results, equipment availability, commodity prices and other factors, including whether and to what extent we elect to test additional deeper zones in wells we drill. Because of the number of factors affecting drilling, our plans may change.


    The debt to be repaid includes:


    - $427,500 to Ken L. Kenworthy, Jr., our president and principal shareholder, which matures in April, 2001 and bears interest at a rate approximating the prime rate, which rate was 9.5% at November 30, 2000. $227,500 of this amount will be used by Mr. Kenworthy to retire debt incurred personally to loan funds to the company. Except for the difference in principal amount, the terms of Mr. Kenworthy's loan to the company were the same as those applicable to his personal debt.



    - $7.25 million to reduce debt under our secured revolving credit facility with a commercial bank, which bears interest at the bank's base rate plus .5% which rate was 10% at November 30, 2000.


    A portion of the bank credit facility, $1,450,000, was borrowed since September 30, 1999 to fund development drilling ($537,500), to repay loans from Ken L. Kenworthy, Jr. and Ken L. Kenworthy, Sr.

($377,500) and to acquire interests in producing wells ($544,000).
Messrs. Kenworthy, Sr. and Kenworthy, Jr. personally guarantee the bank credit facility up to a maximum of $1,000,000 each.

    Our secured revolving credit facility is more fully described in "Management's Discussion and Analysis of Financial Condition and Results of Operations". After the pay down of the credit facility from proceeds of the offering, we expect the credit facility to remain in place or be replaced with a larger facility on more favorable terms. We expect to borrow on the credit facility in the future for additional development or general corporate purposes.


    Until used as described above, proceeds will be held in money market instruments, deposits or similar investments.


                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our shares of common stock and do not anticipate paying any cash dividends on our shares of common stock in the foreseeable future. Currently, we intend to retain any future earnings for use in the operation and expansion of our business. Any future decision to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other factors our board of directors may deem relevant. The payment of dividends is currently prohibited under the terms of our revolving credit facility and may be similarly restricted in the future.

                                 CAPITALIZATION


    The following table sets forth as of September 30, 2000 our historical capitalization on an actual amd pro forma basis, and our pro forma as adjusted capitalization after giving effect to the sale of 2,000,000 units in this offering at an assumed initial public offering price of $10.00 per unit and the application of the estimated net proceeds from the offering as set forth in "Use of Proceeds."


    This table should be read in conjunction with our financial statements included elsewhere in this prospectus.


                                                                    SEPTEMBER 30, 2000
                                                          ---------------------------------------
                                                                                       PRO FORMA
                                                          HISTORICAL   PRO FORMA(1)   AS ADJUSTED
                                                          ----------   ------------   -----------
CURRENT PORTION OF LONG-TERM DEBT
  Bank revolving credit facility and other debt.........  $  695,729    $  695,729    $        --
  Related party.........................................     427,500       427,500             --
                                                          ----------    ----------    -----------
    Total...............................................   1,123,229     1,123,229             --
                                                          ----------    ----------    -----------
LONG-TERM DEBT:
  Bank revolving credit facility........................   5,807,000     6,581,000             --
                                                          ----------    ----------    -----------
SHAREHOLDERS' EQUITY:
  Preferred stock(2)
    Series A............................................       1,500            --             --
    Series B............................................         220            --             --
  Common stock(2).......................................       2,275         3,000          5,000
  Additional paid-in capital............................   2,046,614     1,390,731     19,038,731
  Retained earnings.....................................     201,989       201,989        201,989
  Treasury stock........................................    (426,878)           --             --
                                                          ----------    ----------    -----------
    Total shareholders' equity..........................   1,825,720     1,595,720     19,245,720
                                                          ----------    ----------    -----------
TOTAL CAPITALIZATION....................................  $8,775,949    $9,299,949    $19,245,720
                                                          ==========    ==========    ===========


------------------------
(1) Pro forma information reflects adjustments for (a) amendment of our certificate of incorporation on October 30, 2000 to increase the authorized capital stock and reduce the par value from $0.01 to $0.001 per share for both common and preferred stock; (b) repurchase and retirement of outstanding Series B Preferred Stock for $230,000 on October 23, 2000;
    (c) conversion of outstanding Series A Preferred Stock into common stock on October 25, 2000; and (d) borrowing on October 31, 2000 of $544,000 to purchase interests in producing properties; and (e) retirement of previously purchased treasury stock.

(2) Shares authorized and issued for each class of stock are as follows:

CLASS OR SERIES                                         HISTORICAL   AS ADJUSTED
---------------                                         ----------   -----------
COMMON STOCK
  Authorized..........................................  4,500,000    50,000,000
  Issued (net of treasury stock)......................    106,754     5,000,000
PREFERRED STOCK
  Series A
    Authorized........................................    150,000            --
    Issued (net of treasury stock)....................    100,000            --
  Series B
    Authorized........................................     22,000            --
    Issued............................................     22,000            --
  Undesignated
    Authorized........................................    328,000    10,000,000
    Issued............................................         --            --

                                    DILUTION

    If you invest in our units, the share of our net tangible book value represented by your units will be less than the amount you paid for your units to the extent of the difference between the public offering price per share of our common stock and the as adjusted pro forma net tangible book value per share of our common stock after this offering. For purposes of the dilution computation and the following tables, we have allocated the full purchase price of a unit to the share of common stock included in the unit and nothing to the warrant included in the unit. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of our units in this offering and the net tangible book value per share of our common stock immediately afterwards.


    As of September 30, 2000, our pro forma net tangible book value was $1,545,475, or $.52 per share of common stock. Without taking into effect any changes in the pro forma net tangible book value after September 30, 2000, other than to give effect to the sale of 2,000,000 units in the offering at an assumed initial public offering price of $10.00 per unit and the receipt of the net proceeds of the offering, the pro forma net tangible book value of GMX as of June 30, 2000 would have been $19,195,295, or $3.84 per share. This represents an immediate increase in net tangible book value of $3.32 per share of common stock to existing shareholders and an immediate dilution of $6.16, or 62%, per share of common stock to the new investors who purchase units in the offering. The following table illustrates this per share dilution:



Assumed initial public offering price.......................          $10.00
Pro forma net tangible book value per share before the
  offering..................................................  $ .52
Increase in net tangible book value per share attributable
  to new investors..........................................   3.32
                                                              -----
As adjusted pro forma net tangible book value per share
  after the offering........................................            3.84
                                                                      ------
Dilution in pro forma tangible book value per share to new
  shareholders..............................................            6.16
                                                                      ======



    If the over-allotment option is exercised in full, dilution per share to new shareholders would be $5.62 per share of common stock.



    The following table summarizes as of September 30, 2000, the difference (based on an assumed initial public offering price of $10.00 per unit) between the existing shareholders and the new shareholders with respect to the number of shares of common stock included in the units purchased, the total consideration paid, and the average price per share paid, attributing all of the purchase price of a unit to the share of common stock:



                                                 SHARES PURCHASED      TOTAL CONSIDERATION      AVERAGE
                                               --------------------   ----------------------   PRICE PER
                                                NUMBER     PERCENT      AMOUNT      PERCENT      SHARE
                                               ---------   --------   -----------   --------   ---------
Existing shareholders........................  3,000,000      60%     $   717,276      3.5%     $ 0.24
New shareholders.............................  2,000,000      40%      20,000,000     96.5%     $10.00
                                               ---------     ---      -----------     ----
    Total....................................  5,000,000     100%     $20,717,276      100%
                                               =========     ===      ===========     ====


    The above amounts and percentages assume no exercise of the over-allotment option, the warrants included in units sold in the offering or the underwriters' warrants.

                            SELECTED FINANCIAL DATA


    The following table presents a summary of our financial information for the periods indicated. It should be read in conjunction with our consolidated financial statements and related notes and the section "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus. The summary financial information as of and for the nine months ended September 30, 2000 and 1999, is unaudited and in the opinion of management, reflects all adjustments that are necessary for a fair statement of the financial position and results of operation of the interim periods presented. The results for the nine months ended September 30, 2000 are not necessarily indicative of the results to be expected for the full year.



                                                     YEAR ENDED              NINE MONTHS ENDED
                                                    DECEMBER 31,               SEPTEMBER 30,
                                              -------------------------   ------------------------
                                                1998(1)        1999          1999         2000
                                              -----------   -----------   ----------   -----------
                                                                                (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Oil and gas sales...........................  $ 1,794,513   $ 2,122,770   $1,530,072   $ 2,879,968
Interest and other income...................       33,404        38,915       11,358        40,793
                                              -----------   -----------   ----------   -----------
    Total revenues..........................    1,827,917     2,161,685    1,541,430     2,920,761
                                              -----------   -----------   ----------   -----------
Lease operations............................      895,899       917,590      664,025       725,637
Production and severance taxes..............      150,052       157,193      128,801       295,469
General and administrative..................      226,313       368,824      225,240       388,145
Depreciation, depletion and amortization....      433,374       423,474      317,706       313,348
Interest....................................      419,897       486,234      385,209       431,925
                                              -----------   -----------   ----------   -----------
    Total expenses..........................    2,125,535     2,353,315    1,720,981     2,154,524
                                              -----------   -----------   ----------   -----------
Income (loss) before income taxes...........     (297,618)     (191,630)    (179,551)      766,237
Income taxes................................           --            --           --        75,000
                                              -----------   -----------   ----------   -----------
Net income (loss)...........................  $  (297,618)  $  (191,630)  $ (179,551)  $   691,237
                                              ===========   ===========   ==========   ===========
Net income (loss) applicable to common
  shares....................................  $  (478,368)  $  (360,193)  $ (306,989)  $   567,862
                                              ===========   ===========   ==========   ===========
Net income (loss) per share--basic..........  $     (0.22)  $     (0.22)  $    (0.18)  $      0.37
Net income (loss) per share--diluted........  $     (0.22)  $     (0.22)  $    (0.18)  $      0.19
                                              ===========   ===========   ==========   ===========
Weighted average common shares--basic.......    2,176,500     1,632,375    1,692,883     1,549,000
Weighted average common shares--diluted.....    2,176,500     1,632,375    1,692,883     3,593,000
                                              ===========   ===========   ==========   ===========

STATEMENT OF CASH FLOWS DATA:
Net cash provided by operating activities...  $   197,231   $   618,759   $  274,516   $   921,947
Net cash used in investing activities.......   (6,720,450)     (666,651)    (427,621)   (1,750,413)
Net cash provided by financing activities...    6,633,009       473,515      290,446       547,194

BALANCE SHEET DATA (AT END OF PERIOD):
Oil and gas properties, net.................  $ 6,870,847   $ 7,153,790   $6,985,599   $ 8,429,461
Total assets................................    8,003,667     8,986,163    8,299,277    10,285,755
Long-term debt, including current portion...    5,677,348     6,181,813    6,198,173     6,930,229
Shareholders' equity........................    1,702,382     1,130,483    1,142,489     1,825,720

OTHER DATA:
EBITDA(2)...................................      555,653       718,078      523,364     1,511,510


------------------------

(1) The Company began operations on January 23, 1998. As such, the 1998 period reflects activity from inception date to December 31, 1998.

(2) EBITDA is defined as income (loss) before interest, income taxes, depreciation, depletion and amortization costs. We believe that EBITDA is a financial measure commonly used in the oil and gas industry as an indicator of a company's ability to service and incur debt or fund capital expenditures. However, EBITDA should not be considered in isolation or as a substitute for net income, cash flows provided by operating activities or other data prepared in accordance with generally accepted accounting principles, or as a measure of a company's profitability or liquidity. EBITDA measures as presented may not be comparable to other similarly titled measures of other companies.


SUMMARY OPERATING AND RESERVE DATA

    The following table presents an unaudited summary of certain operating and oil and gas reserve data for the periods indicated.


                                                                                        NINE MONTHS
                                                                  YEARS ENDED              ENDED
                                                                 DECEMBER 31,          SEPTEMBER 30,
                                                              -------------------   -------------------
                                                                1998       1999       1999       2000
                                                              --------   --------   --------   --------
PRODUCTION:
Oil production (MBbls)......................................       75         71         54         56
Natural gas production (MMcf)...............................      442        443        342        511
Equivalent production (MMcfe)...............................      892        869        668        845

AVERAGE SALES PRICE:
Oil price (per Bbl)(1)......................................   $12.67     $16.73     $15.27     $21.39
Natural gas price (per Mcf).................................     1.91       2.09       1.92       3.29
                                                               ------     ------     ------     ------
AVERAGE SALES PRICE (PER MCFE)..............................   $ 2.01     $ 2.43     $ 2.25     $ 3.41

OPERATING AND OVERHEAD COSTS (PER MCFE):
Lease operating expenses....................................   $ 1.00     $ 1.06     $ 1.20     $  .87
Production and severance taxes..............................      .17        .18        .16        .35
General and administrative..................................      .25        .42        .40        .46
                                                               ------     ------     ------     ------
    Total...................................................   $ 1.42     $ 1.66     $ 1.76     $ 1.68
                                                               ======     ======     ======     ======
CASH OPERATING MARGIN (PER MCFE)............................   $  .59     $  .77     $  .49     $ 1.73

OTHER (PER MCFE):
Depreciation, depletion and amortization--oil and gas
  properties................................................   $  .43     $  .41     $  .48     $  .37

ESTIMATED NET PROVED RESERVES (AS OF THE RESPECTIVE
  PERIOD-END):
Natural gas (Bcf)...........................................     17.3       19.3        N/A       48.7
Oil (MMbls).................................................      1.9        2.2        N/A        4.4
Total (Bcfe)................................................     28.7       32.5        N/A       74.9
Reserve Life (in years)(2)..................................      9.1       14.1        N/A       17.5
Estimated Future Net Revenues ($MM)(2)(3)...................   $ 33.4     $ 57.6        N/A     $316.3
Present Value ($MM)(2)(3)...................................   $ 25.3     $ 33.7        N/A     $179.3


------------------------

(1) Net of results of crude oil hedging activities in 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

(2) See "Certain Technical Terms".

(3) The prices used in calculating Estimated Future Net Revenues and the Present Value are determined using prices as of period end. Estimated Future Net Revenues and the Present Value give no effect to federal or state income taxes attributable to estimated future net revenues. See "Business and Properties--Reserves".

                                 PRO FORMA DATA



    The unaudited pro forma income (loss) data presented in the following table adjusts our historical net income (loss) giving effect to the following:



    - the use of a portion of the net proceeds from this offering (using proceeds from 810,000 of the shares being sold) to repay all outstanding debt under our bank revolving credit facility and shareholder loans in the aggregate amount of $7.25 million, as if the transaction occurred on January 1, 1999;



    - the reduction of interest expense of $486,000 for 1999 and $432,000 for the nine months ended September 30, 2000 related to the above described debt reduction; and



    - the tax effect of the interest expense reduction calculated at the statutory rate of 34%.



                                                                     PRO FORMA
                                                       --------------------------------------
                                                                               NINE MONTHS
                                                                                  ENDED
                                                           YEAR ENDED         SEPTEMBER 30,
                                                        DECEMBER 31, 1999          2000
                                                       -------------------   ----------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Pro forma income (loss)..............................      $   294,604          $   976,307
Pro forma income (loss) per common share:
  Basic..............................................      $      0.05          $      0.36
  Diluted............................................      $      0.05          $      0.22
Pro forma weighted average number of common shares
  outstanding:
  Basic..............................................        2,442,395            2,359,000
  Diluted............................................        4,668,340            4,403,590

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS--NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE
  MONTHS ENDED SEPTEMBER 30, 1999



    OIL AND GAS SALES. Oil and gas sales in the first nine months of 2000 increased 88% to $2,879,968 compared to the first nine months of 1999, primarily due to increased prices for oil and gas, which accounted for 62% of the increase, and increased production of gas and oil, which accounted for the balance of the increase. The average price per barrel of oil and mcf of gas received in the first nine months of 2000 was $21.39 and $3.29, respectively, compared to $15.27 and $1.92 in the first nine months of 1999. During the first nine months of 2000, the company hedged 45,000 Bbls of oil through price swap agreements with a fixed price of $20.25 per bbl. The price swap agreements reduced sales revenues by $423,470. These price swap agreements continue at 5,000 bbl per month at a fixed price of $20.25 per bbl until December 31, 2000. Production of oil and natural gas also increased. Oil production for the first nine months of 2000 increased 3% to 56 Mbbl compared to 54 Mbbl for the prior year's first nine months. Gas production increased to 511 MMcf compared to 342 MMcf for the first nine months of 1999, an increase of 49%. Increased production in the first nine months of 2000 resulted from new production and the reworking of certain wells.



    LEASE OPERATIONS. Lease operations expense increased $61,612 in the first nine months of 2000 to $725,637, a 9% increase compared to the first nine months of 1999. Increased expense resulted from additional wells that were recompleted or drilled. Lease operations expense on an equivalent unit of production basis was $0.87 per Mcfe in the first nine months of 2000 compared to $1.20 per Mcfe for the first nine months of 1999. This decrease resulted from an increase in production.



    PRODUCTION AND SEVERANCE TAXES. Production and severance taxes increased 129% to $295,469 in the first nine months of 2000 compared to $128,801 in the first nine months of 1999. Production and severance taxes are assessed on the value of the oil and gas produced. As a result, the increase resulted primarily from increased oil and gas sales as described above.



    DEPRECIATION, DEPLETION AND AMORTIZATION. Depreciation, depletion and amortization expense decreased $4,358 to $313,348 in the first nine months of 2000, down 1% from the first nine months of 1999. This decrease is due primarily to higher production levels and a decrease in the depletion rate for 2000. The oil and gas depreciation, depletion and amortization rate per equivalent unit of production was $0.37 per Mcfe in 2000 compared to $0.48 per Mcfe in 1999.



    INTEREST. Interest expense for the first nine months of 2000 was $431,925 compared to $385,209 for the first nine months of 1999. This increase is primarily attributable to higher average long term debt balances outstanding during 2000 as well as an increase in interest rates.



    GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense for the first nine months of 2000 was $388,145 compared to $225,240 for the first nine months of 1999, an increase of 72%. This increase resulted primarily from increases in personnel, net of reimbursements of overhead by third-party working interest owners. We added two employees in 2000 and expect to add additional employees as our activities increase. General and administrative expense per equivalent unit of production was $0.46 per Mcfe for the 2000 period compared to $0.40 per Mcfe for the comparable period in 1999.



    INCOME TAXES. Income tax expense for the first nine months of 2000 was $75,000. This increase resulted from company profits in 2000 exceeding prior year cumulative losses.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR
  ENDED DECEMBER 31, 1998

    OIL AND GAS SALES. Oil and gas sales in the year ended December 31, 1999 increased 18.3% to $2,122,770 compared to the year ended December 31, 1998, primarily due to increased prices for oil and gas. The average price per barrel of oil and mcf of gas received in 1999 was $16.73 and $2.09, respectively, compared to $12.67 and $1.91 in 1998. Production of oil decreased slightly and natural gas increased slightly. Oil production for 1999 decreased 5% to 71 Mbbl compared to 75 Mbbl barrels for the prior year. Gas production increased to 443 MMcf compared to 442 MMcf for an increase of 0.2%.

    LEASE OPERATIONS. Lease operations expense increased $21,701 in 1999 to $917,590, a 2% increase compared to 1998. Lease operations expense on an equivalent unit of production basis was $1.06 per Mcfe in 1999 compared to $1.00 per Mcfe for 1998. The increased 1999 expense resulted from initial costs to improve the equipment and performance of certain wells.

    PRODUCTION AND SEVERANCE TAXES. Production and severance taxes increased 5% to $157,193 in 1999 compared to $150,052 in 1998. Production and severance taxes are assessed on the value of the oil and gas produced. As a result, the increase resulted primarily from increased oil and gas sales as described above.

    DEPRECIATION, DEPLETION AND AMORTIZATION. Depreciation, depletion and amortization decreased $9,900 to $423,474 in 1999, down 2% from 1998. This decrease is due primarily to an increase in the company's proved reserves during 1999. The oil and gas depreciation, depletion and amortization rate per equivalent unit of production was $0.41 per Mcfe in 1999 compared to $0.43 per Mcfe in 1998.

    INTEREST. Interest expense for the year ended December 31, 1999 was $486,234 compared to $419,897 for the year ended December 31, 1998. This increase is primarily attributable to higher average long term debt balances outstanding during 1999 as well as an increase in interest rates.

    GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense for 1999 was $368,824 compared to $226,313 for 1998. This increase resulted primarily from increases in personnel, net of reimbursements of overhead by third-party working interest owners. General and administrative expense per equivalent unit of production was $0.42 per Mcfe for 1999 compared to $0.25 per Mcfe for the prior year.

    INCOME TAXES. No income tax benefit was recognized as the company has not previously generated taxable income and has not met the requirements under generally accepted accounting principles to recognize a tax benefit.

CAPITAL RESOURCES AND LIQUIDITY

    Our business is capital intensive. Our ability to grow our reserve base is dependent upon our ability to obtain outside capital and generate cash flows from operating activities to fund our investment activities. Our cash flows from operating activities are substantially dependent upon oil and gas prices and significant decreases in market prices of oil or gas could result in reductions of cash flow and affect the amount of our capital investment. Cash flows from financing activities are also a significant source of funding. We have relied heavily upon availability under our revolving bank credit facility and from drilling advances from outside investors.


CASH FLOW--NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE MONTHS ENDED
  SEPTEMBER 30, 1999



    In the nine months ended September 30, 2000 and 1999, we spent $1,688,153 and $388,088, respectively, in oil and gas acquisitions and development activities. These investments were funded for the first nine months of 2000 by $921,947 in net cash provided by operations and $547,194 provided by financing activities, primarily borrowings. EBITDA in the first nine months of 2000 was $1,511,510 compared to $523,364 in the first nine months of 1999, an increase of 188%. This increase resulted primarily from increases in production and oil and gas prices. EBITDA is defined as income (loss) before interest, income taxes, depreciation, depletion and amortization. We believe that EBITDA is a financial measure commonly used in the oil and gas industry as an indicator of a company's ability to service and incur debt. However, EBITDA should not be considered in isolation or as a substitute for net income, cash flows provided by operating activities or other data prepared in accordance with generally accepted accounting principles, or as a measure of a company's profitability or liquidity. EBITDA measures as presented may not be comparable to other similarly titled measures of other companies.


CASH FLOW--1999 COMPARED TO 1998


    In 1999 we expended $657,312 in investing activities compared to $6,729,789 in 1998. The 1998 amount included our initial purchase of oil and gas properties and equipment for $5,702,907. The 1999 year also included a repurchase of stock from a former shareholder in the amount of $417,539, $199,860 in acquisition costs of properties, and $582,047 of development costs. Net cash provided by operating activities in 1999 was $618,759 compared to $197,231 in 1998, reflecting significantly increased oil and gas sales. Financing activities provided $463,976 in cash flow in 1999, including approximately $690,000 in net borrowings and $221,000 in drilling advances. Financing activities provided $6,642,348 in 1998, including $1,000,000 from our initial capitalization and $5,642,000 from net long-term borrowings.


    EBITDA in 1999 was $718,078 compared to $555,653 in 1998, primarily reflecting increased production and oil and gas prices.

CREDIT FACILITY

    On October 31, 2000, we entered into a secured credit facility provided by Local Oklahoma Bank, n.a., which replaced our prior credit facility. The new credit facility provides for a line of credit of up to $15 million (the "Commitment"), subject to a borrowing base which is based on a periodic evaluation of oil and gas reserves which is reduced monthly to account for production ("Borrowing Base"). The amount of credit available to us at any one time under the credit facility is the lesser of the Borrowing Base or the amount of the Commitment. As of October 30, 2000, our Borrowing Base was $7.25 million which will be reduced by $105,000 per month beginning December 1, 2000. The credit facility has a maturity date of May 1, 2003. Borrowings bear interest at the prime rate plus 1/2%. The credit facility requires payment of an annual facility fee equal to 1/2% on the unused amount of the Borrowing Base. We are obligated to make principal payments if the amount outstanding would exceed the Borrowing Base. Borrowings under the credit agreement are secured by substantially all of our oil and gas properties.


    The credit facility contains various affirmative and restrictive covenants. The material covenants, which must be satisfied unless the lender otherwise agrees:



    - Require us to maintain an adjusted current ratio as defined in the credit facility of 1 to 1.



    - Require us to maintain a quarterly debt service coverage ratio of at least
      1.1 to 1. The debt service coverage ratio is defined in the credit facility generally as net income plus depreciation, depletion and amortization plus interest expense divided by quarterly principal reduction requirements plus interest.



    - Require a minimum tangible net worth of not less than $1.5 million, plus 75% of net income or other increases in equity after September 30, 2000.



    - Prohibit any liens or any other debt in excess of $100,000.

    - Prohibit sales of assets more than $100,000.



    - Prohibit payment of dividends or repurchases of stock.



    - Prohibit mergers or consolidations with other entities.



    - Prohibit material changes in management.



    We are in compliance with all of these covenants as of December 21, 2000. After this offering, we do not expect any of these covenants to materially restrict our activities because we intend to repay all amounts outstanding under the credit facility and do not anticipate a need to reborrow until the proceeds of the offering have been expended.


    The credit facility is guaranteed by Messrs. Kenworthy, Jr. and Kenworthy, Sr. The amount of their guarantees is limited to a maximum of $1 million each.

    At October 31, 2000, we had borrowed $7.25 million under the credit facility, leaving no availibility for borrowings to fund development drilling obligations based on the existing Borrowing Base. We will use a portion of the proceeds of the offering to fully pay down the credit facility.


    In connection with the execution of the credit facility, we entered into a price swap agreement to hedge 5,000 barrels per month of oil production for the first six months of 2001 at a fixed price of $29.10 per bbl. Based upon the lenders' subsequent removal of the oil price hedging requirement, the Company settled the oil price swap agreement on December 20, 2000 and received $78,000.


SHAREHOLDER LOANS


    Ken L. Kenworthy, Jr. has two loans outstanding to the company in the aggregate amount of $427,500 which were originated in 1999 in order to fund a purchase of stock from a former shareholder and provide working capital. These loans have a balance as of September 30, 2000 of $427,500, mature in March 2001 and bear interest at a rate which approximates the prime rate. These loans are secured by undeveloped oil and gas properties. Subsequent to September 30, 2000, Ken L. Kenworthy, Jr. and Ken L. Kenworthy, Sr. loaned the company an additional $230,000 to fund the company's repurchase of outstanding preferred stock from an unrelated party. This loan bears interest at a rate which approximated prime and was repaid on October 31, 2000, with an advance under our revolving credit facility. It is expected that the remaining loans will be repaid from the proceeds of the offering.



    At September 30, 2000, we had a deficit working capital balance of $(1,050,045) and a current ratio--current assets as a ratio of current liabilities--of 1 to 1.79. Excluding shareholder loans and the current portion of long-term debt, we had a positive working capital balance of $73,184. Total long-term debt outstanding at September 30, 2000 was $5,807,000.


DRILLING ADVANCES


    In 1999 we entered into a development agreement with Tara Energy Partnerships ("Tara"), an unrelated third party, relating to the development of two wells in east Texas. Tara acquired an 85% working interest in the wells and advanced its estimated share of drilling and completion costs for these wells. After Tara has received the return of its investment from oil and gas revenues or other repayments, the company is entitled to a reversionary interest in the wells. The size of the reversionary interest decreases based on the amount of time it takes Tara to achieve payout. At September 30, 2000, we had $73,525 in unexpended drilling advances from this arrangement. In October, 2000, we borrowed $544,000 under our credit facility to pay to Tara to cause payout to occur and increased our interest in the wells by 66% to 81%. The increase in interest had a Present Value of proved reserves as of September 30, 2000 of approximately $720,000. We may enter into similar arrangements in the future in order to finance the development of wells.

COMMITMENTS AND CAPITAL EXPENDITURES


    Other than obligations under our long-term debt, our commitments for capital expenditures relate to planned development of oil and gas properties. We do not enter into drilling or development commitments until such time as a source of funding for such commitments is known to be available, either through drilling advances, internal cash flow, additional funding under our bank credit facility or, after the completion of the offering, working capital. Our ability to implement our business plan and develop our existing property base is substantially dependent upon our ability to obtain funding from this offering or other external sources because we do not have current availability under our credit facility or cash flow sufficient to fund our planned development drilling. If sufficient financing is not available, implementation of our business plan could be delayed and our growth strategy could be adversely affected.



HEDGING



    We have entered into, and expect to periodically enter into, financial hedging activities with respect to a portion of projected oil and gas production through financial price swaps whereby we receive a fixed price for our production and pay a variable market price to the contract counterparty. These activities are intended to reduce our exposure to oil and gas price fluctuations. Realized gains or losses from the settlement of these financial hedging activities are recognized in oil and gas sales when the associated production occurs. The gains and losses realized as a result of these hedging activities are substantially offset in the cash market when the hedged commodity is delivered. During 2000, we have hedged 5,000 barrels per month of oil at a fixed price of $20.25 per barrel, representing approximately 80% of our monthly oil production. These swaps expire on December 31, 2000. For the first six months of 2001, we have hedged 20,000 mmbtu of natural gas per month at a fixed price of $4.70 per mmbtu. These arrangements hedge approximately 35% of our estimated monthly gas production based on our September 30, 2000 reserve report. As noted above, we settled an oil price swap agreement covering the first six months of 2001 on December 20 for a gain of $78,000 which will be amortized into income during 2001 over the original term of the oil price swap agreement.


IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS NOT YET ADOPTED


    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") and in June 2000 issued SFAS 138, which amended certain provisions of SFAS 133. SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires the recognition of all derivatives as either assets or liabilities in the statement of financial position and measurement of those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The accounting for changes in the fair value of a derivative (that is gains and losses) depends on the intended use of the derivative and whether it qualifies as a hedge. The company plans to adopt the provisions of SFAS 133, as amended, in the first quarter of the year ending December 31, 2001, and is currently evaluating the effects of this pronouncement. If prices of oil and gas remain or increase from September 30, 2000 pricing levels, the Company would record a liability and a corresponding reduction in stockholders' equity equal to the fair value of the derivative financial instruments. As of September 30, 2000, the fair value was a liability of $221,827.

                                    BUSINESS

GENERAL

    GMX is an independent oil and gas company. At the time of our organization in 1998, we acquired, for $6.0 million, producing and undeveloped properties located primarily in east Texas and northwestern Louisiana, Kansas and southeastern New Mexico. When we acquired them, the properties consisted of 71.1 net producing wells, 20,829 net developed and 317 net undeveloped acres. At the acquisition date, the properties had estimated proved developed producing reserves of 5 Bcfe. These properties were acquired out of a bankruptcy reorganization of a small, privately held company. We believe the properties had not been developed to their full potential as a result of the financial condition and lack of technical geological expertise of the prior owner. However, there was substantial high quality geological and engineering data available for the properties, waiting to be evaluated.

    Since the acquisition, we have conducted an extensive geological and engineering evaluation of the property base, improved the operating efficiencies of the properties, recompleted or reworked 58 wells, drilled 3 additional wells and acquired additional related acreage and reserves. As a result, we have added proved reserves in existing producing wells and identified proved reserves that can be developed by drilling additional wells.


RESERVES



    As of September 30, 2000, Sproule Associates Inc., our independent petroleum engineers, estimates our proved reserves have increased to 75 Bcfe. An estimated 24 Bcfe is expected to be produced from existing wells and another 51 Bcfe or 67% of the proved reserves, is classified as proved undeveloped. These reserves were identified by geological and engineering evaluation of the data we acquired with the properties, as well as by drilling three new wells and reworking or recompleting 58 wells. The three development wells drilled based on this work have all been completed as producers. As of September 30, 2000, we had interests in 158 producing wells, 130 of which we operate.


    The following table shows the estimated net quantities of our proved reserves as of the dates indicated and the Estimated Future Net Revenues and Present Values attributable to total proved reserves at such dates.


                                                                 DECEMBER 31,
                                                              -------------------   SEPTEMBER 30,
                                                                1998       1999         2000
                                                              --------   --------   -------------
PROVED DEVELOPED PRODUCING:
  Gas (MMcf)................................................    5,018      7,019        10,800
  Oil (MBbls)...............................................      514        878         1,249
    Total (MMcfe)...........................................    8,102     12,287        18,294
PROVED DEVELOPED NONPRODUCING:
  Gas (MMcf)................................................    3,579      2,175         4,279
  Oil (MBbls)...............................................      266        205           195
    Total (MMcfe)...........................................    5,175      3,405         5,449
PROVED UNDEVELOPED:
  Gas (MMcf)................................................    8,704     10,084        33,618
  Oil (MBbls)...............................................    1,084      1,137         2,931
    Total (Mmcfe)...........................................   15,208     16,906        51,205
TOTAL PROVED:
  Gas (MMcf)................................................   17,301     19,278        48,697
  Oil (MBbls)...............................................    1,864      2,220         4,375
    Total (MMcfe)...........................................   28,485     32,598        74,948
ESTIMATED FUTURE NET REVENUES(1)($000S).....................  $35,429    $57,592      $398,132
PRESENT VALUE(1)($000S).....................................  $25,275    $33,700      $179,265
STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH
  FLOWS($000S)..............................................  $19,246    $25,178      $121,117


------------------------
(1) The prices used in calculating Estimated Future Net Revenues and the Present Value are determined using prices as of period end. Estimated Future Net Revenues and the Present Value give no effect to federal or state income taxes attributable to estimated future net revenues.

    The significant increase in proved reserves from December 31, 1999 to September 30, 2000 resulted from the drilling and completion of three wells in the Travis Peak and Pettit formations in East Texas which confirmed the presence of additional undeveloped reserves in these formations as well as additional geological and engineering evaluation of our property base.



    The Estimated Future Net Revenues and Present Value are highly sensitive to commodity price changes and commodity prices have recently been highly volatile. The prices used to calculate Estimated Future Net Revenues and Present Value of our proved reserves as of September 30, 2000 were $30.39 per barrel for oil and $5.45 per Mcf for gas, adjusted for quality, contractual agreements, regional price variations and transportation and marketing fees. We estimate that if all other factors (including the estimated quantities of economically recoverable reserves) were held constant, a $1.00 per Bbl change in oil prices and a $.10 per Mcf change in gas prices from those used in calculating the Present Value would change such Present Value by $2,163,000 and $2,578,000 respectively, as of September 30, 2000.



    Sproule Associates Inc., our independent reserve engineers, prepared the estimates of proved reserves as of September 30, 2000. Estimates of proved reserves for December 31, 1998 and December 31, 1999 were prepared by Jon Stromberg, an independent petroleum engineer. In October 2000, Mr. Stromberg became our Vice President--Operations.


    No estimates of our proved reserves comparable to those included in this prospectus have been included in reports to any federal agency other than the Securities and Exchange Commission.

PROPERTIES

    To date our activities have been conducted mainly in well known productive basins in the United States in which our acquired properties are located:

    - The Sabine Uplift in East Texas and Louisiana;

    - The Hugoton basin in Western Kansas and Oklahoma;

    - The Sedgwick basin in Central Kansas; and

    - The Tatum basin in Southeast New Mexico.


    The following table sets forth certain information regarding our activities in each of our principal areas as of September 30, 2000.



                                                                    WESTERN                SOUTHEAST
                                                    EAST TEXAS     KANSAS AND   CENTRAL       NEW
                                                   AND LOUISIANA    OKLAHOMA     KANSAS     MEXICO      TOTAL
                                                   -------------   ----------   --------   ---------   --------
PROPERTY STATISTICS:
Proved reserves (MMcfe)..........................      59,539         4,345       6,119      4,947      74,950
Percent of total proved reserves.................          79%            6%          8%         7%        100%
Gross producing wells............................          58            64          29          7         158
Net producing wells..............................        33.5          20.3        12.4        5.6        71.7
Gross acreage....................................      18,389        11,539       3,556      2,077      35,562
Net acreage......................................      17,068         4,120       2,300      1,888      25,377
Proved undeveloped reserves (MMcfe)..............      42,411         1,389       3,410      3,995      51,205
Estimated development costs ($000s)..............     $ 9,900       $   478      $1,741     $2,210     $14,329
Proved undeveloped locations.....................          22             3           4          3          32

NINE MONTHS ENDED SEPTEMBER 30, 2000 RESULTS:
Production (net) (MMcfe).........................         588           165         101         71         845
Average net daily production (Mcfe)..............       1,849           603         370        259       3,081

EAST TEXAS AND NORTHWESTERN LOUISIANA

EAST TEXAS


    The East Texas properties are located in Harrison and Panola Counties, Texas. These properties contain approximately 17,708 gross (16,540 net) acres with rights covering the Travis Peak, Pettit, Glen Rose and Cotton Valley formations. Our East Texas properties have 58.6 Bcfe of proved reserves or 78% of our total proved reserves at September 30, 2000, of which 42.4 Bcfe is classified as proved undeveloped.



    We have interests in 49 gross (24.7 net) producing wells in East Texas, of which we operate 35. Average daily production net to our interest for the first nine months of 2000 was 1.4 MMcf of gas and 57 Bbls of oil. Production is primarily from the Betheny, Blocker and Waskom Fields. The producing lives of these fields are generally 12 to 70 years. We have identified productive zones in the existing wells that are currently behind pipe and thus are not currently producing. These zones can be brought into production as existing reserves are depleted. The Blocker area includes 15 gross (13.5 net) wells in Harrison County which produce gas that is gathered, compressed and sold by Endeavor
Pipeline, Inc., a subsidiary of GMX. Gas sold from the Blocker area has a high MMBtu content which results in a net price above Nymex average daily Henry Hub natural gas price. Oil is sold separately at a slight premium to the average Nymex Sweet Crude Cushing price, inclusive of deductions. Most of the planned development will be added to existing gathering systems under comparable contracts.


    The undeveloped acreage in this area lies on Sabine Uplift just north of the Carthage Field. The area has 28 producing reservoirs at depths from 3,000 to 10,000 feet. The reservoir trends are similar to river channels and beach barrier bars and are generally substantial in length and sometimes width. These features occur in more than one producing horizon and we give first priority to drilling locations where a single well can drill through two or more producing zones. This increases the reserves recoverable through a single wellbore. We believe the natural gas development opportunities on this property base are substantial and abundant. Our proved undeveloped reserves are significant in this region consisting of 42 Bcfe, frequently located at the intersection of multiple crossing reservoir trends. We have successfully completed three new wells since December 31, 1999--the Bosh #1 and #2 and the J. Hancock #1 at depths ranging from 6,600 to 6,700 feet. These wells produce from multiple zones of the Pettit and Travis Peak formations and confirmed the existence of additional proved undeveloped reserves. We have completed mapping and evaluation of the Travis Peak and Pettit formations and have identified 22 drilling locations with proved undeveloped reserves in these zones. It is likely that as these locations are drilled, we will be able to identify still more such locations with proved undeveloped reserves.

    Recent third party drilling in the vicinity of our development acreage confirms productive zones as shallow as 3700 feet in the Glenn Rose formation. We expect several wells will target this zone, but we have yet to complete our geological evaluation of this zone.

    The Cotton Valley formation at depths of 8,500 to 10,000 feet is also present and productive on the entire East Texas property base. In 1998, we farmed out four 80-acre checkerboard locations in one of our 640-acre gas units to Andrew Alan Exploration which has since drilled two 10,000 feet successful Cotton Valley producing wells. One, the Patterson #1, was drilled in less than 30 days at a cost of approximately $900,000 and has estimated reserves of 1.5 Bcf in the Cotton Valley formation. The well also has five other zones that appear productive in the Travis Peak and Pettit formations now behind pipe.


    We are studying the deeper potential in the Cotton Valley formation on our property block and the Patterson #1 well confirms our theory that the Cotton Valley formation may be underdeveloped. Prior Cotton Valley wells on our leasehold were all completed before 1983 and none of these wells tested the entire zone. We believe current completion procedures and techniques have the potential to increase ultimate reserve recovery. Completed well costs range from $700,000 to $1,200,000 depending on completion methods. Our acreage position offers the potential for 187 natural gas Cotton Valley drilling locations. We expect to drill some of our wells containing proved undeveloped reserves in the Pettit and/or Travis Peak formations to the deeper Cotton Valley field to test this zone more fully.


LOUISIANA


    The Louisiana properties are located in Clairborne, Caddo, Catahoula and Webster parishes with production from the Cotton Valley, Hosston and Rodessa formations. We have 9 gross (4.3 net) producing wells, 6 of which we operate. Production is predominately oil. Louisiana proved reserves are 0.9 Bcfe and represent approximately 1% of proved reserves at September 30, 2000. Average daily production net to our interest for the first nine months of 2000 was 20 Bbls of oil and 23 Mcf of gas.


    We are in the process of evaluation of additional behind pipe and undeveloped reserves in the region. The wells are producing around a piercement saltdome which has produced numerous structural traps for oil. We believe the potential to recover reserves is substantial. Further geological and geophysical study could establish more prospective drilling locations.

WESTERN KANSAS AND OKLAHOMA PANHANDLE


    The Western Kansas and Oklahoma Panhandle areas are located in the Hugoton Embayment of Finney and Scott Counties in Kansas, and Texas County in Oklahoma. These areas combined consist of approximately 11,539 gross (4,120 net) acres. Our western Kansas and Oklahoma Panhandle properties have 4,345 MMcfe of proved reserves or 6% of our total proved reserves at September 30, 2000. The Hugoton Embayment is one of the largest gas fields on the North American Continent. We have a total of 64 gross (20.3 net) producing wells as of September 30, 2000. Substantially all of these wells penetrate multiple formations which have additional development potential. Average daily production net to our interest for the first nine months of 2000 was 181 Mcf of gas and 60 Bbls of oil. The producing reservoirs in the Hugoton Embayment have low permeability, so their production rates are generally modest while their productive lives are generally longer than 20 years.



    In the Western Kansas properties, our ownership comprises approximately 10,899 gross (3,823 net) acres. Our producing properties are producing from various porosity intervals of the Chase, Lansing, Kansas City, Marmaton and Mississippian formations at depths from 2,500 to 4,600 feet. We have several producing units in this area. One of the larger units is the Nunn Pool waterflood. In a waterflood, water is pumped into the producing formation from one or more wells to force the oil to migrate to the production wells. The Nunn Pool Field is producing from the Mississippian and Marmaton formations and is producing 62 net barrels of oil per day as of September 30, 2000. We are currently evaluating the engineering plan to increase production from the Nunn Pool waterflood. We estimate that an expenditure of approximately $277,000 could result in approximately 34 barrels per day of increased oil production net to our interest.



    In Western Kansas, we have identified three locations with proved undeveloped reserves of 1,392 MMcfe as of September 30, 2000. We are continuing to evaluate these properties for further development potential.



    Our Oklahoma acreage is the Etta Niles lease, which totals approximately 640 gross (297 net) acres, and is in the Carthage NW Field in Texas County, Oklahoma. Most of the gas production is from the Topeka limestone formation and oil production is from the Morrow formation. The company operates 3 producing wells and 1 saltwater disposal well with an average daily net production of 48 Mcf and 7 Bbls of oil for the first nine months of 2000.

CENTRAL KANSAS


    The Central Kansas properties consist of approximately 3,556 gross (2,300 net) acres located in Kingman, Sedgwick, Kiowa and Comanche Counties that are part of the Sedgwick Basin. Proved reserves in Central Kansas represent 8% of our total proved reserves at September 30, 2000. Average daily production net to our interests for the first nine months of 2000 was 176 Mcf of gas and 32 Bbls of oil.


    We have 29 gross (12.4 net) producing wells producing from the Mississippian formation, two of which are commingled in the Lansing Kansas City formation. Our Unruh Unit is a water flood of the Marmaton Limestone formation at a depth of approximately 4,600 feet. We have recently added new wells to this unit, improved the injection system and added the ability to increase the water injection volumes. Net production has recently increased 5 Bbls of oil per day because of these improvements.


    We have identified five locations with proved undeveloped reserves as of September 30, 2000 and are continuing to review others.


SOUTHEAST NEW MEXICO


    Our Southeast New Mexico properties are located in Lea and Roosevelt counties and consist of approximately 2,078 gross (1,888 net) acres. The acreage lies on the northwestern edge of the Midland Basin, defined as the Tatum Basin. Existing production is from three zones--the Bough C, Abo and San Andreas--at depths ranging from 9,500 to 10,000 feet. Proved reserves in Southeast New Mexico represent 7% of our total proved reserves at September 30, 2000. Average daily production net to our interests for the first nine months of 2000 from our 7 gross (5.6 net) producing wells in this area was 72 Mcf of gas and 32 Bbls of oil.


    We have identified three locations with proved undeveloped reserves which are planned for drilling in the near future. If successful, each well could increase net production by approximately 55 Bbls of oil per day and 40 Mcf of gas per day. Third party drilling activity in the vicinity of our properties also suggests that deeper exploration may be warranted to the Atoka, Morrow and Devonian formations and we are considering 3D seismic evaluations of these formations.

COSTS INCURRED AND ACQUISITION AND DRILLING RESULTS

    The following table shows certain information regarding the costs incurred by us in our acquisition and development activities during the periods indicated. We have not incurred any exploration costs.


                                                             YEAR ENDED
                                                            DECEMBER 31,
                                                       -----------------------   NINE MONTHS ENDED
                                                          1998         1999      SEPTEMBER 30, 2000
                                                       ----------   ----------   ------------------
PROPERTY ACQUISITION COSTS:
  Proved.............................................  $5,720,419   $  514,212       $       --
  Unproved...........................................     615,803      199,860          250,740
DEVELOPMENT COSTS....................................     418,723      490,587        1,437,413
                                                       ----------   ----------       ----------
    Total............................................  $6,754,945   $1,204,659       $1,688,153
                                                       ==========   ==========       ==========


    We acquired, drilled or participated in the drilling of wells as set out in the table below for the periods indicated. You should not consider the results of prior acquisition and drilling activities as necessarily indicative of future performance, nor should you assume that there is necessarily any correlation between the number of productive wells acquired or drilled and the oil and gas reserves generated by those wells.


                                                                                                         NINE MONTH
                                                                  YEAR ENDED DECEMBER 31,                   ENDED
                                                         -----------------------------------------      SEPTEMBER 30,
                                                                1998                  1999                  2000
                                                         -------------------   -------------------   -------------------
                                                          GROSS       NET       GROSS       NET       GROSS       NET
                                                         --------   --------   --------   --------   --------   --------
ACQUIRED WELLS:
  Gas..................................................     65        31.8        --          --        --          --
  Oil..................................................     90        39.3        --          --        --          --
                                                           ---        ----       ---        ----       ---        ----
    Total..............................................    155        71.1        --          --        --          --
                                                           ===        ====       ===        ====       ===        ====
DEVELOPMENT WELLS:
  Gas..................................................     --          --         1          .8        --          --
  Oil..................................................     --          --         1          .8         1           1
  Dry..................................................     --          --        --          --        --          --
                                                           ---        ----       ---        ----       ---        ----
    Total..............................................     --          --         2         1.6         1           1
                                                           ===        ====       ===        ====       ===        ====
EXPLORATORY WELLS:
  Gas..................................................     --          --        --          --        --          --
  Oil..................................................     --          --        --          --        --          --
  Dry..................................................     --          --        --          --        --          --
                                                           ---        ----       ---        ----       ---        ----
    Total..............................................     --          --        --          --        --          --
                                                           ===        ====       ===        ====       ===        ====

ACREAGE


    The following table shows our developed and undeveloped oil and gas lease and mineral acreage as of September 30, 2000. Excluded is acreage in which our interest is limited to royalty, overriding royalty and other similar interests.


                                                     DEVELOPED            UNDEVELOPED
                                                -------------------   -------------------
LOCATION                                         GROSS       NET       GROSS       NET
--------                                        --------   --------   --------   --------
East Texas and Louisiana......................   14,188     13,893     4,200      3,175
Western Kansas and Oklahoma...................   11,539      4,120        --         --
Central Kansas................................    3,556      2,300        --         --
Southeast New Mexico..........................    1,760      1,571       317        317
                                                 ------     ------     -----      -----
  Total.......................................   31,045     21,885     4,517      3,492
                                                 ======     ======     =====      =====


    Title to oil and gas acreage is often complex. Landowners may have subdivided interests in the mineral estate. Oil and gas companies frequently subdivide the leasehold estate to spread drilling risk and often create overriding royalties. When we purchased the properties, the purchase included title opinions prepared by counsel in the several states analyzing mineral ownership in each well drilled. Further, for each producing well there is a division order signed by the current recipients of payments from production stipulating their assent to the fraction of the revenues they receive. We obtain similar title opinions and division orders with respect to each new well drilled. While these practices, which are common in the industry, do not assure that there will be no claims against title to the wells or the associated revenues, we believe that we are within normal and prudent industry practices. Because many of the properties in our current portfolio were purchased out of bankruptcy in 1998, we have the advantage that any known or unknown liens against the properties were cleared in the bankruptcy.


PRODUCTIVE WELL SUMMARY


    The following table shows our ownership in productive wells as September 30, 2000. Gross oil and gas wells include one well with multiple completions. Wells with multiple completions are counted only once for purposes of the following table.


                                                                 PRODUCTIVE WELLS
                                                              -----------------------
TYPE OF WELL                                                   GROSS           NET
------------                                                  --------       --------
Gas.........................................................     66            31.8
Oil.........................................................     92            39.9
                                                                ---            ----
  Total.....................................................    158            71.7

MARKETING AND PRICES

    Our ability to market oil and gas often depends on factors beyond our control. The potential effects of governmental regulation and market factors, including alternative domestic and imported energy sources, available pipeline capacity, and general market conditions are not entirely predictable.

    NATURAL GAS. Natural gas is generally sold pursuant to individually negotiated gas purchase contracts, which vary in length from spot market sales of a single day to term agreements that may extend several years. Customers who purchase natural gas include marketing affiliates of the major pipeline companies, natural gas marketing companies, and a variety of commercial and public authorities, industrial, and institutional end-users who ultimately consume the gas. Gas purchase contracts define the terms and conditions unique to each of these sales. The price received for natural gas sold on the spot market may vary daily, reflecting changing market conditions. The deliverability and price of natural gas are subject to both governmental regulation and supply and demand forces.

During the past several years, regional surpluses and shortages of natural gas have occurred, resulting in wide fluctuations in prices received.


    All of our gas is currently sold under contracts providing for market sensitive terms which are terminable with 30-60 day notice by either party without penalty. This means that we enjoy the high prices in the current market and that we are subject to price declines if gas prices decline in the future.


    CRUDE OIL. Oil produced from our properties will be sold at the prevailing field price to one or more of a number of unaffiliated purchasers in the area. Generally, purchase contracts for the sale of oil are cancelable on 30-days notice. The price paid by these purchasers is generally an established, or "posted," price that is offered to all producers. During the last several years prices paid for crude oil have fluctuated substantially. Future oil prices are difficult to predict due to the impact of worldwide economic trends, coupled with supply and demand variables, and such non-economic factors as the impact of political considerations on OPEC pricing policies and the possibility of supply interruptions.


    For 1999, our largest purchasers included TeppCo Crude and Koch Gateway PipeLine which accounted for 75.4% and 19.3% of oil and natural gas sales, respectively. For the first nine months of 2000, the same purchasers accounted for 82.9% and 29.4%, respectively, of oil and natural gas sales, respectively. We do not believe that the loss of any our purchasers would have a material adverse affect on our operations. None of our gas or oil sales contracts have a term of more than one year.


REGULATION

    EXPLORATION AND PRODUCTION. The exploration, production and sale of oil and gas are subject to various types of local, state and federal laws and regulations. These laws and regulations govern a wide range of matters, including the drilling and spacing of wells, allowable rates of production, restoration of surface areas, plugging and abandonment of wells and requirements for the operation of wells. Our operations are also subject to various conservation requirements. These include the regulation of the size and shape of drilling and spacing units or proration units and the density of wells which may be drilled and the unitization or pooling of oil and gas properties. In this regard, some states allow forced pooling or integration of tracts to facilitate exploration, while other states rely on voluntary pooling of lands and leases. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally prohibit the venting or flaring of natural gas and impose certain requirements regarding the ratability of production. All of these regulations may adversely affect the rate at which wells produce oil and gas and the number of wells we may drill. All statements in this prospectus about the number of locations or wells reflect current laws and regulations.

    Laws and regulations relating to our business frequently change, and future laws and regulations, including changes to existing laws and regulations, could adversely affect our business.

    ENVIRONMENTAL MATTERS. The discharge of oil, gas or other pollutants into the air, soil or water may give rise to liabilities to the government and third parties and may require us to incur costs to remedy discharges. Natural gas, oil or other pollutants, including salt water brine, may be discharged in many ways, including from a well or drilling equipment at a drill site, leakage from pipelines or other gathering and transportation facilities, leakage from storage tanks and sudden discharges from damage or explosion at natural gas facilities of oil and gas wells. Discharged hydrocarbons may migrate through soil to water supplies or adjoining property, giving rise to additional liabilities.

    A variety of federal and state laws and regulations govern the environmental aspects of natural gas and oil production, transportation and processing and may, in addition to other laws, impose liability in the event of discharges, whether or not accidental, failure to notify the proper authorities of a discharge, and other noncompliance with those laws. Compliance with such laws and regulations may increase the cost of oil and gas exploration, development and production, although we do not currently anticipate that compliance will have a material adverse effect on our capital expenditures or earnings. Failure to comply with the requirements of the applicable laws and regulations could subject us to substantial civil and/or criminal penalties and to the temporary or permanent curtailment or cessation of all or a portion of our operations.


    The Comprehensive Environmental Response, Compensation and Liability Act or CERCLA, also known as the "superfund law", imposes liability, regardless of fault or the legality of the original conduct, on some classes of persons that are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of a disposal site or sites where the release occurred and companies that dispose or arrange for disposal of the hazardous substances found at the time. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and severable liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. We could be subject to the liability under CERCLA because our drilling and production activities generate relatively small amounts of liquid and solid waste that may be subject to classification as hazardous substances under CERCLA.



    The Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), is the principal federal statute governing the treatment, storage and disposal of hazardous wastes. RCRA imposes stringent operating requirements, and liability for failure to meet such requirements, on a person who is either a "generator" or "transporter" of hazardous waste or an "owner" or "operator" of a hazardous waste treatment, storage or disposal facility. At present, RCRA includes a statutory exemption that allows most oil and natural gas exploration and production waste to be classified as nonhazardous waste. A similar exemption is contained in many of the state counterparts to RCRA. As a result, we are not required to comply with a substantial portion of RCRA's requirements because our operations generate minimal quantities of hazardous wastes. At various times in the past, proposals have been made to amend RCRA to rescind the exemption that excludes oil and natural gas exploration and production wastes from regulation as hazardous waste. Repeal or modification of the exemption by administrative, legislative or judicial process, or modification of similar exemptions in applicable state statutes, would increase the volume of hazardous waste we are required to manage and dispose of and would cause us to incur increased operating expenses.


    We do not believe that our environmental risks will be materially different from those of comparable companies in the oil and gas industry. We believe our present activities substantially comply, in all material respects, with existing environmental laws and regulations. Nevertheless, we cannot assure you that environmental laws will not result in a curtailment of production or material increase in the cost of production, development or exploration or otherwise adversely affect our financial condition and results of operations. Although we maintain liability insurance coverage for liabilities from pollution, environmental risks generally are not fully insurable.

    In addition, because we have acquired and may acquire interests in properties that have been operated in the past by others, we may be liable for environmental damage, including historical contamination, caused by such former operators. Additional liabilities could also arise from continuing violations or contamination not discovered during our assessment of the acquired properties.

    MARKETING AND TRANSPORTATION. The interstate transportation and sale for resale of natural gas is regulated by the Federal Energy Regulatory Commission under the Natural Gas Act of 1938. The sale and transportation of natural gas also is subject to regulation by various state agencies. The Natural Gas Wellhead Decontrol Act of 1989 eliminated all gas price regulation effective January 1, 1993. In addition, FERC recently has proposed several rules and orders concerning transportation and marketing of natural gas. We cannot predict the impact of these rules and other regulatory developments on GMX.

    In 1992, FERC finalized Order 636, and also has promulgated regulations pertaining to the restructuring of the interstate transportation of natural gas. Pipelines serving this function have since been required to "unbundle" the various components of their service offerings, which include gathering, transportation, storage, and balancing services. In their current capacity, pipeline companies must provide their customers with only the specific service desired, on a non-discriminatory basis. Although we are not an interstate pipeline, we believe the changes brought about by Order 636 have increased competition in the marketplace, resulting in greater market volatility.


    Various rules, regulations and orders, as well as statutory provisions may affect the price of natural gas production and the transportation and marketing of natural gas.


GAS GATHERING


    We have acquired, constructed and own gas gathering lines and compression equipment for gathering and delivering of natural gas from our east Texas properties. This gathering system currently consists of approximately 24 miles of gathering lines that collect gas from approximately 18 wells, which accounted for approximately 65% of our gas production from this area in the first nine months of 2000. This system enables us to improve the control over our production and enhances our ability to obtain access to pipelines for ultimate sale of our gas. We only gather gas from wells in which we own an interest. Remaining gas is gathered by unrelated third parties.


COMPETITION

    We compete with major integrated oil and gas companies and independent oil and gas companies in all areas of operation. In particular, we compete for property acquisitions and for the equipment and labor required to operate and develop these properties. Most of our competitors have substantially greater financial and other resources than we have. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which could adversely affect our competitive position. These competitors may be able to pay more for exploratory prospects and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Further, our competitors may have technological advantages and may be able to implement new technologies more rapidly than we can. Our ability to explore for natural gas and oil prospects and to acquire additional properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment. In addition, most of our competitors have operated for a much longer time than we have and have demonstrated the ability to operate through industry cycles.

    Recent increased oil and gas drilling activity in the regions in which we own properties has resulted in increased demand for drilling rigs and other oilfield equipment and services. We may experience occasional or prolonged shortages or unavailability of drilling rigs, drill pipe and other material used in oil and gas drilling. Such unavailability could result in increased costs, delays in timing of anticipated development or cause interests in undeveloped oil and gas leases to lapse.

FACILITIES

    We currently lease approximately 3,900 square feet in Oklahoma City, Oklahoma for our corporate headquarters. We believe this space is adequate for our current needs, but will need additional space if this offering is completed. We do not anticipate any difficulty in obtaining adequate space. The annual rental cost is not expected to exceed $20,000.

EMPLOYEES


    As of September 30, 2000, we had 10 full-time employees of which 4 are management and the balance are clerical or technical employees. We also use five independent contractors to assist in field operations. We believe our relations with our employees are satisfactory. Our employees are not covered by a collective bargaining agreement. After completion of the offering, we expect to add employees to manage our increased resources, including additional geological, operations and accounting staff.



LEGAL PROCEEDINGS



    As of December 20, 2000, we were not a party to any material legal proceedings.

                                   MANAGEMENT

OFFICERS AND DIRECTORS

    The executive officers and directors of GMX after this offering will be as follows:

NAME                                          AGE      POSITION
----                                          ---      --------
Ken L. Kenworthy, Jr......................     44      President and Director

Ken L. Kenworthy, Sr......................     65      Executive Vice President, Chief Financial
                                                       Officer and Director

T. J. Boismier............................     66      Director

Paul Malloy...............................     47      Director

Kyle Kenworthy............................     39      Vice President--Land

Jon Stromberg.............................     62      Vice President--Operations


    The board of directors of GMX will initially consist of four members, at least two of which, Messrs. Boismier and Malloy, will be independent directors. All directors hold office until the next annual meeting of shareholders and until their successors are elected. The executive officers of GMX are appointed by the board of directors and serve at its discretion. There are no employment agreements with executive officers.


    The following is a brief description of the business background of each of our executive officers and directors.


    KEN L. KENWORTHY, JR. is a co-founder of GMX and has been President and a director since the company's inception in 1998. In 1980, he founded OEXCO Inc., a privately held oil and gas company, which he managed until 1995 when its properties were sold for approximately $13 million. During this period OEXCO operated 300 wells and drilled and discovered seven fields and dozens of new zones. During this same period, he formed and managed a small gas gathering system. From 1995 until he founded GMX in 1998, Mr. Kenworthy was a private investor. From 1980 to 1984, he was a partner in Hunt-Kenworthy Exploration which was formed to share drilling and exploration opportunities in different geological regions. Prior to 1980, he held various geology positions with Lone Star Exploration, Cities Service Gas Co., Nova Energy, and Berry Petroleum Corporation. He also served as a director of Nichols Hills Bank, a commercial bank in Oklahoma City, Oklahoma for ten years before it was sold in 1996 to what is now Bank of America. He is a member of the American Association of Petroleum Geologists and Oklahoma City Geological Society.


    KEN L. KENWORTHY, SR. is a co-founder of GMX and has been Executive Vice President, Chief Financial Officer and a director since the company's inception in 1998. From 1993 to 1998, he was principal owner and Chairman of Granita
Sales Inc., a privately-held frozen beverage manufacturing distribution company. Prior to that time, he held various financial positions with private and public businesses, including from 1970 to 1984, as vice president, secretary-treasurer, chief financial officer and a director of CMI Corporation, a New York Stock Exchange listed company which manufactures and sells road-building equipment. He has held several accounting industry positions including past president of the Oklahoma City Chapter National Association of Accountants, past vice president of the National Association of Accountants and past officer and director of the Financial Executives Institute.

    T. J. BOISMIER will become a director of the company at the closing of the offering. Mr. Boismier is founder, president and chief executive officer of T.
J. Boismier Co., Inc., a privately held mechanical contracting company in Oklahoma City, Oklahoma which designs and installs plumbing, heating, air conditioning and utility systems in commercial buildings, a position he has held since 1961.

    PAUL MALLOY will become a director at the closing of the offering. He is a financial advisor and associate vice president of Morgan Stanley Dean Witter in Oklahoma City, Oklahoma, a position he has held since 1987. He is also the general partner of The Buffalo Company, a privately held oil and gas royalty ownership company.



    KYLE KENWORTHY became Vice President of Land for the company in March, 1999. From 1997 until he joined the company, he was an independent petroleum landman, performing contract land services for other oil and gas companies, and from 1992 to 1997 he was an independent real estate investor and manager. Prior to that time, he was employed by H&K Exploration and OEXCO Inc. in various geological, accounting and land management positions over a 12 year period at OEXCO, Mr. Kenworthy helped structure and managed an aggressive drilling program in Oklahoma City and surrounding areas for over 300 company operated wells.


    JON STROMBERG became Vice President of Operations for the company on October 1, 2000. From 1990 until he joined the company, Mr. Stromberg was an independent consulting engineer based in Oklahoma City, Oklahoma, providing drilling, production, reservoir management and reserve engineering services to various companies including GMX. Mr. Stromberg is a registered petroleum engineer and is a member of the Society of Petroleum Engineers.

    Ken Kenworthy, Sr. is the father of Ken Kenworthy, Jr. and Kyle Kenworthy.

COMMITTEES OF THE BOARD OF DIRECTORS


    Our board of directors will have Audit and Compensation Committees each consisting of Messrs. Boismier and Malloy. The Audit Committee's functions will include recommending to the board of directors the engagement of GMX's independent public accountants, reviewing with such accountants the results and scope of their auditing engagement and various other matters. The Compensation Committee will establish compensation policies and levels for our chief executive officer and other senior officers.


DIRECTOR COMPENSATION

    Nonemployee directors will receive $750 for each board and $500 for each committee meeting which they attend. We will also grant options to our nonemployee directors as described under "Management--Stock Option Plan."

EXECUTIVE COMPENSATION

    The following table sets forth information with respect to compensation received by the chief executive officer of GMX and the other executive officers of GMX. Such individuals are hereinafter referred to as the "named executive officers".

                           SUMMARY COMPENSATION TABLE

                                                                            ANNUAL COMPENSATION
                                                                     ----------------------------------
                                                                                           OTHER ANNUAL
NAME AND PRINCIPAL POSITION                                 YEAR      SALARY     BONUS     COMPENSATION
---------------------------                               --------   --------   --------   ------------
Ken L. Kenworthy, Jr. ..................................    1998     $45,000     $   --    $        --
  President                                                 1999      96,500         --             --
Ken L. Kenworthy, Sr. ..................................
  Executive Vice President,                                 1998     $45,000     $   --    $        --
  and Chief Financial Officer                               1999      96,500         --             --
Kyle Kenworthy .........................................    1998     $    --     $   --    $        --
  Vice President--Land                                      1999      40,000      1,000             --

    We expect to increase the compensation of our executive officers after the offering to a level comparable to similarly sized oil and gas companies.

STOCK OPTION PLAN

    In October 2000, the board of directors and shareholders adopted the GMX RESOURCES INC. Stock Option Plan (the "Option Plan"). Under the Option Plan, we may grant both stock options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code and options which are not qualified as incentive stock options. Options may be granted under the Plan to key employees and nonemployee directors.

    The maximum number of shares of common stock issuable under the Option Plan is 300,000, subject to appropriate adjustment in the event of a reorganization, stock split, stock dividend, reclassification or other change affecting our common stock. All executive officers and other key employees who hold positions of significant responsibility are eligible to receive awards under the Option Plan. In addition, each director of the company is eligible to receive options under the Plan. The exercise price of options granted under the Plan is not less than 100% of the fair market value of the shares on the date of grant. Options granted under the Plan become exercisable as the board may determine in connection with the grant of each option. In addition, the board may at any time accelerate the date that any option granted becomes exercisable. Limitations exist on the duration, exercise price and number of shares that may be subject to or exercised in connection with incentive stock options. The exercise price of options may be paid in cash, in shares of common stock (valued at fair market value at the date of exercise), by surrender of a portion of the option, or by a combination of such means of payment, as may be determined by the board of directors.


    In the event of any reorganization, merger, consolidation or sale of substantially all of the assets of GMX while options remain outstanding under the Option Plan, the Option Plan provides for substitute options with an appropriate number of shares or other securities of the reorganized, merged, consolidated or acquiring corporation which were distributed to the shareholders of GMX. In the event of a Change in Control (as defined in the Option Plan) of GMX, all outstanding options will become immediately and fully exercisable and optionees will be entitled to surrender, within 60 days following the Change in Control, unexercised options or portions of options in return for cash payment equal to the difference between the aggregate exercise price of the surrendered options and the fair market value of the shares of common stock underlying the surrendered options.


    The board of directors may amend or terminate the Option Plan at any time, except that no amendment will become effective without the approval of the shareholders except to the extent such approval may be required by applicable law or by the rules of any securities exchange upon which the GMX shares are admitted to listed trading. The Option Plan will terminate in 2010, except with respect to awards then outstanding.

    As of the date of this prospectus, no options have been granted pursuant to the Option Plan. On the closing date of this offering, we expect to grant options to nonemployee directors and named executive officers at an option price of $10.00 per share as indicated below:


NAME                                                          NUMBER OF SHARES
----                                                          ----------------
T. J. Boismier..............................................       10,000

Paul Malloy.................................................       10,000

Kyle Kenworthy..............................................       10,000

Jon Stromberg...............................................       10,000


    Such options will vest at the rate of 25% per year for each year of continued service.

    The Option Plan requires that GMX file and maintain a registration statement under the Securities Act of 1933 for the shares of common stock underlying any options granted.


CERTAIN TRANSACTIONS

    Ken L. Kenworthy, Sr. and Ken L. Kenworthy, Jr. are both guarantors of our bank debt. Each of their guarantees are limited to $1,000,000. We expect these guarantees to be released at the completion of the offering.

    Ken L. Kenworthy, Jr. loaned an aggregate amount of $575,000 to GMX in March and May, 1999 to fund the repurchase of stock from a former shareholder and to provide working capital. These loans bear interest at a floating prime rate, averaging 9.2% for the year ended December 31, 1999 and 9.8% for the first six months of 2000. The loans mature on March 11, 2001. The loans are secured by undeveloped oil and gas leases. For the year ended December 31, 1999 and the six months ended June 30, 2000, interest accrued on these loans was $29,200 and $30,200, respectively. Interest is paid monthly and is current. At June 30, 2000, the balance of this debt was $575,000 and was reduced to $427,500 thereafter by a payment made by the company. We expect to repay this loan out of the proceeds of the offering.

    In October 2000, Ken L. Kenworthy, Jr. and Ken L. Kenworthy, Sr. jointly loaned $230,000 to GMX to fund the repurchase of preferred stock held by an unrelated third party. This loan bears interest at a floating prime rate and was repaid on October 31, 2000 from borrowings under our credit facility.

    In February, 2000, we issued 98,000 shares of common stock to Jon Stromberg, our current Vice President--Operations, for engineering consulting services valued at $50,659 primarily performed in 1999 and pursuant to an agreement reached with Mr. Stromberg in February 1999. In connection with such issuance, Mr. Stromberg entered into an agreement providing for certain restrictions relating to the voting and transfer of his shares which will terminate upon completion of this offering.


    We believe all of the transactions described above were on terms as favorable to the Company as those that could have been obtained from unrelated parties in arms length transactions. These transactions were not approved by independent directors because we will not have independent directors until closing of this offering. Any future affiliate transactions will be subject to review by our independent directors who will have access, at our expense, to our counsel or independent legal counsel.



INDEMNIFICATION ARRANGEMENTS



    Under Section 1031 of the Oklahoma General Corporation Act ("OGCA") and our certificate of incorporation, we have broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended ("Securities Act").



    Our certificate of incorporation provides that GMX shall indemnify, and may advance litigation expenses to its officers and directors to the fullest extent permitted by the OGCA. GMX may also indemnify, and advance litigation expenses to employees and agents of the corporation, and persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or enterprise, to the fullest extent permitted by Oklahoma law. We will enter into agreements with its nonemployee directors providing for contractual rights of indemnity and expense advancement.



    Our certificate of incorporation provides that, pursuant to Section 1006 of the OGCA, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the corporation and its stockholders. The provision in the certificate of incorporation does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Oklahoma Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the corporation, as well as for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under the OGCA. The provision also does not affect a director's responsibilities under any other law, such as the state or federal securities laws.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


    The following table sets forth certain information regarding the beneficial ownership of our common stock as of November 30, 2000, and as adjusted to reflect the sale of 2,000,000 units in this offering, by:


    - each person or group of affiliated persons known to be the beneficial owner of more than 5% of our outstanding common stock,

    - each of our directors,

    - each our executive officers, and

    - all of our directors and executive officers as a group.


    As of October 31, 2000, there were 3,000,000 shares of common stock outstanding held by 4 record holders. The company believes that, except as otherwise listed below, each named beneficial owner has sole voting and investment power with respect to the shares listed.



                                                NUMBER OF    PERCENT OF SHARES     PERCENT OF SHARES AFTER
BENEFICIAL OWNER                                 SHARES     BEFORE THIS OFFERING        THIS OFFERING
----------------                                ---------   --------------------   -----------------------
Ken L. Kenworthy, Jr.(1)(2)(3)................  2,032,676          67.76%(3)                 38.7%(3)

Ken L. Kenworthy, Sr.(2)......................    967,324           32.2%                    19.3%

Jon Stromberg(3)..............................     98,000(4)          3.3%                    2.0%

T. J. Boismier................................         --(4)           --                      --

Paul Malloy...................................         --(4)           --                      --

Kyle Kenworthy................................         --(4)           --                      --

All executive officers and directors as a
  group
  (7 persons).................................  3,000,000            100%                      60%


------------------------

(1) Shares owned by Mr. Kenworthy, Jr. include 967,338 shares owned by his wife as to which he disclaims beneficial ownership.

(2) The address of Messrs. Kenworthy, Jr. and Kenworthy, Sr. is 9400 North Broadway, Oklahoma City, Oklahoma 73114.


(3) The shares beneficially owned by Mr. Kenworthy, Jr. before the offering and his percentage ownership include the 98,000 shares also shown as beneficially owned by Mr. Stromberg. Mr. Kenworthy, Jr. has the sole right to vote such shares pursuant to an agreement with Mr. Stromberg.
    Mr. Stromberg has the sole right to dispose of the shares beneficially owned by him subject to the prior approval of the company. These voting and transfer restrictions will terminate on closing of this offering, resulting in 1,934,676 shares beneficially owned by Mr. Kenworthy, Jr. after the offering and the percentage ownership shown in the table.


(4) Excludes 10,000 shares underlying options to be granted to these individuals at the closing of the offering which will be exercisable over four years. See "Management--Stock Option Plan."

                           DESCRIPTION OF SECURITIES

GENERAL

    Our authorized capital stock consists of 50,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock, $.001 par value.

COMMON STOCK


    The holders of common stock are entitled to one vote for each share of common stock held on all matters voted upon by shareholders, including the election of directors at any meeting of shareholders, a quorum requires the presence in person or proxy of holders of the majority of the outstanding common stock. Subject to the rights of any then outstanding shares of preferred stock, the holders of common stock are entitled to dividends as may be declared in the discretion of the board of directors out of funds legally available for the payment of dividends. The holders of common stock are entitled to share ratably in GMX's net assets upon liquidation after we pay or provide for all liabilities and for any preferential liquidation rights of any preferred stock then outstanding. The common shareholders have no preemptive rights to purchase shares of GMX stock and no cumulative voting rights in the election of directors. Shares of common stock are not subject to any redemption provisions and are not convertible into any of our other securities. All of the shares of common stock which we are going to issue in the offering will be fully paid and nonassessable.


PREFERRED STOCK

    Our board of directors has the authority, without further action by shareholders, to issue shares of preferred stock from time to time in one or more series and to fix the related number of shares and the designations, voting powers, preferences, optional and other special rights, and restrictions or qualifications of that preferred stock. The rights, preferences, privileges and restrictions or qualifications of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of preferred stock could:

    - decrease the amount of earnings and assets available for distribution to holders of common stock;

    - adversely affect the rights and powers, including voting rights, of holders of common stock; and

    - have the effect of delaying, deferring or preventing a change in control.


    The board of directors has no present plans to approve the issuance of any preferred stock or designate any series of preferred stock. We will not offer preferred stock to our promotors except on the same terms it is offered to all other existing or new shareholders unless the offer to promotors is approved by a majority of our independent directors, having access, at our expense, to our counsel or independent legal counsel.


WARRANTS

GENERAL


    The warrants are issued pursuant to the terms of a Warrant Agreement between GMX and UMB Bank, n.a. as warrant agent. The descriptions below of certain provisions of the warrants and the warrant agreement are summary in nature and are qualified by the more detailed provisions of the Warrant Agreement and form of warrant certificate, which have been filed as an exhibit to the registration statement of which this prospectus is a part. Each warrant entitles the holder to purchase one share of our common stock at an exercise price per share of
$         (150% of the initial public offering price of the units) for a period of five years. The exercise price is subject to adjustment upon the occurrence of certain events as provided in the warrant certificate and summarized below. Our warrants may be exercised at any time during the period commencing 30 days after this offering and ending on the fifth anniversary date of the closing of the offering, which is the expiration date, unless we have earlier redeemed them. Warrants that have not previously been exercised will expire on the expiration date. A warrant holder will not be deemed to be a holder of the underlying common stock for any corporate purpose until the warrant has been properly exercised. SEC rules relating to disclosure of beneficial ownership of common stock deem holders of warrants to be beneficial owners of the outstanding common stock because the holder has the right to acquire shares within 60 days.


SEPARATE TRANSFERABILITY

    Our warrants and common stock will trade separately immediately following this offering and will not trade as units.

REDEMPTION OF WARRANTS

    We have the right, commencing six months after the closing of this offering, to redeem all or any part of the warrants issued in the offering at a redemption price of $0.25 per warrant after providing 30 days prior written notice to the warrant holders, if the average closing price of the common stock equals or
exceeds $         (200% of the initial public offering price of the units) for ten consecutive trading days ending prior to the date of the notice of redemption. We will send the written notice of redemption by first class mail to warrant holders at their last known addresses appearing on the registration records maintained by the transfer agent for our warrants. No other form of notice or publication or otherwise will be required. If we call the warrants for redemption, they will not be exercisable after the specified redemption date so long as we deposit funds with the warrant agent sufficient to pay the redemption price.

EXERCISE

    A warrant holder may exercise our warrants only if an appropriate registration statement is then in effect with the Securities and Exchange Commission and if the shares of common stock underlying our warrants are qualified for sale under the securities laws of the state in which the holder resides. If we fail to maintain such registration statement in effect, we may elect to redeem warrants submitted for exercise by paying the difference between the market price and the exercise price of our common stock for the number of shares of common stock underlying the warrant submitted for exercise.

    Our warrants may be exercised by delivering to our transfer agent the applicable warrant certificate on or prior to the expiration date or the redemption date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the number of warrants being exercised. Fractional shares will not be issued upon exercise of our warrants.

ADJUSTMENTS OF EXERCISE PRICE

    The exercise price is subject to adjustment if we declare any stock dividend to shareholders or effect any split or share combination with respect to our common stock. Therefore, if we effect any stock split or stock combination with respect to our common stock, the exercise price in effect immediately prior to such stock split or combination will be proportionately reduced or increased, as the case may be. Any adjustment of the exercise price will also result in an adjustment of the number of shares purchasable upon exercise of a warrant or, if we elect, an adjustment of the number of warrants outstanding. An equitable adjustment will also be made in the event of certain recapitalizations, mergers or other events affecting the common stock.

TRANSFER AGENT AND WARRANT AGENT

    The transfer agent for our common stock and warrants and the warrant agent for the warrants is UMB Bank, n.a., Kansas City, Missouri.

                        SHARES ELIGIBLE FOR FUTURE SALE

THE UNITS

    Upon completion of the offering, we expect to have 5,000,000 shares of common stock outstanding. Of these shares, the 2,000,000 shares of common stock issued as part of the units sold in the offering will be freely tradeable without restrictions or further registration under the Securities Act of 1933, except to the extent that any such shares are purchased by our "affiliates", as that term is defined under the Securities Act. If shares are purchased by our affiliates, they may generally be resold immediately but only in compliance with the limitations of Rule 144 under the Securities Act. The 2,000,000 shares of common stock underlying the warrants issued as part of the units sold in this offering, when and if issued, will also be freely tradeable, except for shares purchased by our affiliates.

OUTSTANDING RESTRICTED STOCK

    The remaining 3,000,000 outstanding shares of common stock are restricted securities within the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption from registration offered by Rule 144. Holders of all of the 3,000,000 outstanding restricted shares of common stock have agreed not to sell or otherwise dispose of any of their shares of common stock for a period of one year after completion of the offering, without the prior written consent of Paulson Investment Company, Inc., subject to certain limited exceptions. After the expiration of this lock-up period, or earlier with the prior written consent of Paulson Investment Company, Inc., (but not before the expiration of 90 days from the date of this prospectus) all 3,000,000 of these outstanding restricted shares may be sold in the public market, subject to certain volume and manner of sale limitations imposed by Rule 144.

UNDERWRITERS' WARRANTS

    In connection with the offering, we have agreed to issue to certain underwriters warrants to purchase up to 200,000 units. The underwriters' warrants will be exercisable to purchase units at any time during the four-year period commencing one year after the date of this prospectus. The exercise price
of the underwriters' warrants is $         per unit (120% of the initial public
offering price of the units). In lieu of paying the exercise price in cash, a holder of underwriters' warrants may elect a "cashless exercise" in which, in lieu of the cash exercise price otherwise payable, the number of units obtainable on such exercise will be reduced by the number of units that have market value equal to the exercise price. We have agreed to cause a registration statement to be effective with respect to the units obtainable on exercise of the underwriters' warrants until all of the underwriters' warrants have been exercised or have expired. If issued and sold pursuant to such registration, and under certain other circumstances, the common stock and warrants issued to the underwriters upon exercise of these warrants will be freely tradable.

                                  UNDERWRITING

    The underwriters named below have severally agreed, subject to the terms and conditions contained in an underwriting agreement with us, to purchase 2,000,000 units from us at the price set forth on the cover page of this prospectus, in accordance with the following table:


                                                              NUMBER OF
UNDERWRITER                                                     UNITS
-----------                                                   ---------
Paulson Investment Company, Inc.............................
I-Bankers Securities Incorporated...........................

Total.......................................................  2,000,000
                                                              =========


    NATURE OF UNDERWRITING COMMITMENT. The underwriting agreement provides that the underwriters are committed to purchase all the units offered by this prospectus if any units are purchased. This commitment does not apply to 300,000 units subject to the over-allotment option granted by us to the underwriters to purchase additional shares in this offering.

    CONDUCT OF THE OFFERING. We have been advised by Paulson Investment Company, Inc., that the underwriters propose to offer the units to be sold in this offering directly to the public at the initial public offering price set forth on the cover page of this prospectus, and to certain securities dealers at
that price less a concession of not more than $         per unit. The
underwriters may allow, and those dealers may reallow, a concession not in
excess of $         per unit to certain other dealers. After the units are
released for sale to the public, the offering price and other selling terms may be changed from time to time by the underwriters. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.


    The underwriters have informed us that they do not expect to confirm sales of units offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.


    OVER-ALLOTMENT OPTION. We have granted the underwriters an option, expiring 45 days after the date of this prospectus, to purchase up to 300,000 additional units from us on the same terms as set forth in this prospectus with respect to the 2,000,000 units offered hereby. The underwriters may exercise this option, in whole or in part, only to cover over-allotments, if any, in the sale of the units offered by this prospectus.

    PRICING CONSIDERATIONS. Prior to this offering, there has been no market for our securities. Consequently, the initial public offering price of the units will be determined by arms' length negotiation between us and the underwriters. Among the factors to be considered in pricing the units are our results of operations, current financial condition and future prospects, the experience of management, the amounts of ownership to be retained by the current stockholders, the general condition of the economy, the condition of the oil and gas industry, including current and forecasted oil and gas prices, and the securities markets, the demand for similar securities of companies considered comparable to us and other factors that we and the underwriters deem relevant.

    OFFERING DISCOUNTS. The following table shows the per unit and total underwriting discounts to be paid by us to the underwriters. These amounts are shown assuming no exercise and full exercise, respectively, of the underwriters' over-allotment option described above:

                                                       TOTAL WITHOUT      TOTAL WITH
                                              PER      OVER-ALLOTMENT   OVER-ALLOTMENT
                                              UNIT         OPTION           OPTION
                                            --------   --------------   --------------
Total underwriting discount to be paid by
  us......................................   $              $               $

    EXPENSE ALLOWANCE.  We have agreed to pay to Paulson Investment
Company, Inc., a non-accountable expense allowance equal to two percent of the initial public offering price of the units sold by us in this offering (including units sold on exercise of the underwriters' over-allotment option).

    UNDERWRITERS' WARRANTS. On completion of this offering, we will issue to certain underwriters warrants to purchase from us up to 200,000 units, for
$         per unit (120% of the public offering price). The warrants are exercisable during the four-year period beginning one year from the date of this prospectus. The warrants are not transferable for one year following the date of this prospectus, except to an individual who is an officer or partner of an underwriter, by will or by the laws of descent and distribution, and are not redeemable.

    The holder of these warrants will have, in that capacity, no voting, dividend or other shareholder rights. Any profit realized on the sale of the units issuable upon exercise of the these warrants may be deemed to be additional underwriting compensation. The securities underlying these warrants are being registered pursuant to the registration statement of which this prospectus is a part. During the term of the warrants, the holder thereof is given the opportunity to profit from a rise in the market price of our common stock. We may find it more difficult to raise additional equity capital while these warrants are outstanding. At any time at which these warrants are likely to be exercised, we may be unable to obtain additional equity capital on more favorable terms.

    INDEMNIFICATION. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect thereof.

    LOCK-UP AGREEMENTS. Our shareholders have agreed not to sell or transfer any shares of our common stock for one year after the date of this prospectus without first obtaining the written consent of Paulson Investment Company, Inc. Specifically, our shareholders have agreed not to, directly or indirectly:

    - sell or offer to sell any shares of our common stock;

    - grant any option to sell any shares of our common stock;

    - engage in any short sale of our common stock;

    - pledge or otherwise transfer or dispose of any shares of our common stock; or

    - publicly announce an intention to do any of the foregoing.

    These lock-up agreements apply to shares of our common stock and also to any options or warrants to acquire shares of our common stock, or securities exchangeable or exercisable for or convertible into shares of our common stock. These lock-up agreements apply to all such securities that are currently owned or later acquired either of record or beneficially by the persons executing the agreements. However, Paulson Investment Company, Inc. may, in its sole discretion and without notice, release some or all of the securities subject to these agreements at any time during the one year period. Currently, there are no agreements by Paulson Investment Company, Inc. to release any of the securities from the lock-up agreements during such one year period.

    Our shareholders have agreed that, for a period of one year from the date of this prospectus, they will notify Paulson Investment Company, Inc. before they sell our common stock under Rule 144.

    ONLINE ACTIVITIES. A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters of this offering, members of the selling group or by persons with whom they may contract for such services. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

    STABILIZATION AND OTHER TRANSACTIONS. The rules of the SEC generally prohibit the underwriters from trading in our securities on the open market during this offering. However, the underwriters are allowed to engage in some open market transactions and other activities during this offering that may cause the market price of our securities to be above or below that which would otherwise prevail in the open market. These activities may include stabilization, short sales and over-allotments, syndicate covering transactions and penalty bids.

    - Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

    - Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our units than they purchase from us in this offering. In order to cover the resulting short position, the managing underwriter may exercise the over-allotment option described above and/or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of units sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

    - Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters.

    - A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the common stock originally sold by the underwriter was later repurchased by the managing underwriter and therefore was not effectively sold to the public by such underwriter.

    If the underwriters commence these activities, they may discontinue them at any time without notice. The underwriters may carry out these transactions on the NASDAQ National Market, in the over-the-counter market or otherwise.

    EXPENSES. The following table sets forth an itemization of all expenses we will pay in connection with the issuance and distribution of the securities being registered. Except for the SEC registration fee, the NASD filing fee and NASDAQ National Market System listing fee, the amounts listed below are estimates:


NATURE OF EXPENSE                                              AMOUNT
-----------------                                             --------
SEC registration fee........................................  $ 16,605
Underwriters' nonaccountable expense allowance..............   400,000
NASD filing fees............................................    10,000
NASDAQ listing fee..........................................    60,000
Accounting fees and expenses................................    50,000
Legal fees and expenses.....................................    75,000
Engineering fees and expenses...............................    50,000
Printing and related expenses...............................   125,000
Transfer agent fees and expenses............................    10,000
Blue sky fees and expenses..................................    25,000
Travel......................................................    50,000
Miscellaneous expenses......................................    78,395
                                                              --------
  Total.....................................................  $950,000
                                                              ========


                                 LEGAL MATTERS

    Crowe & Dunlevy, A Professional Corporation, Oklahoma City, Oklahoma, as our counsel, will issue an opinion for us regarding the validity of the securities offered by this prospectus. Certain legal matters related to this offering will be passed upon for the underwriters by Stoel Rives LLP, Portland, Oregon.

                                    EXPERTS

    Our financial statements as of December 31, 1999 and for the year then ended have been included in this prospectus and in the related registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere in this prospectus and upon the authority of said firm as experts in accounting and auditing.

    Our financial statements as of and for the year ended December 31, 1998 have been included in this prospectus and in the related registration statement in reliance upon the report of Wright & McAfee, independent certified public accountants, appearing elsewhere in this prospectus and upon the authority of said firm as experts in accounting and auditing.


    On October 10, 2000, we terminated Wright & McAfee and elected to engage KPMG LLP to audit our financial statements as of December 31, 1999 and for the year then ended due to KPMG's more extensive experience with publicly-held companies. Wright & McAfee's report on our financial statements for the year ended December 31, 1998 did not contain an adverse opinion or disclaimer of opinion and was not modified as to uncertainty, audit scope or accounting principles. There were no disagreements with Wright & McAfee on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure for the year ended December 31, 1998 and through October 10, 2000. The decision to change accountants was approved by the board of directors.



    The information appearing in this prospectus with respect to our proved oil and gas reserves as of September 30, 2000 was estimated by Sproule
Associates, Inc., independent petroleum engineers, and is included in this prospectus on the authority of such firm as experts in petroleum engineering.

                             AVAILABLE INFORMATION


    We have filed with the SEC a registration statement on Form SB-2, including all amendments and exhibits, under the Securities Act of 1933 with respect to the securities offered in this offering. After this offering, we expect to file reports and proxy or information statements as required by the Securities Exchange Act of 1934. As permitted by the rules and regulations of the SEC, this prospectus omits some of the information contained in the registration statement. For further information with respect to GMX and the securities offered in this offering, you should refer to the registration statement and its exhibits and schedules. You may obtain copies of all or any portion of the registration statement and future documents that we file at prescribed rates from the public reference facilities maintained by the SEC at:


       - Room 1024, Judiciary Plaza
        450 Fifth Street, N.W.,
        Washington, D.C. 20549

       - 7 World Trade Center
        New York, New York 10007

       - CitiCorp Center
        500 W. Madison Street, Suite 1400
        Chicago, IL 60661

    You may also call the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website that contains reports, proxy statements and information statements and other information regarding registrants, including GMX, that file electronically with the SEC, which can be accessed at http://www.sec.gov.

    We intend to furnish our shareholders with annual reports containing financial statements audited by our independent public accountants.

                            CERTAIN TECHNICAL TERMS

    The terms whose meaning is explained in this section are used throughout this prospectus:

    BBL. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to oil or other liquid hydrocarbons.

    BCF.  Billion cubic feet.

    BCFE. Billion cubic feet of natural gas equivalent, determined using the ratio of one Bbl of oil or condensate to six Mcf of natural gas.

    BTU. British thermal unit, which is the heat required to raise the temperature of a one pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

    BBTU.  Billion Btus.

    DEVELOPED ACREAGE. The number of acres which are allocated or assignable to producing wells or wells capable of production.

    DEVELOPMENT LOCATION. A location on which a development well can be drilled.

    DEVELOPMENT WELL. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive in an attempt to recover proved undeveloped reserves.

    DRILLING UNIT. An area specified by governmental regulations or orders or by voluntary agreement for the drilling of a well to a specified formation or formations which may combine several smaller tracts or subdivides a large tract, and within which there is usually some right to share in production or expense by agreement or by operation of law.

    DRY HOLE. A well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.


    EBITDA. EBITDA is defined as income (loss) before interest, income taxes, depreciation, depletion and amortization. We believe that EBITDA is a financial measure commonly used in the oil and gas industry as an indicator of a company's ability to service and incur debt and fund capital expenditures. However, EBITDA should not be considered in isolation or as a substitute for net income, cash flows provided by operating activities or other data prepared in accordance with generally accepted accounting principles, or as a measure of a company's profitability or liquidity. EBITDA measures as presented may not be comparable to other similarly titled measures of other companies.


    ESTIMATED FUTURE NET REVENUES. Estimated future gross revenue to be generated from the production of proved reserves, net of estimated production, future development costs, and future abandonment costs, using prices and costs in effect as of the date of the report or estimate, without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expense or to deprecation, depletion and amortization,

    EXPLORATORY WELL. A well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.

    GROSS ACRE.  An acre in which a working interest is owned.

    GROSS WELL.  A well in which a working interest is owned.

    INFILL DRILLING. Drilling for the development and production of proved undeveloped reserves that lie within an area bounded by producing wells.

    INJECTION WELL. A well which is used to place liquids or gases into the producing zone during secondary/tertiary recovery operations to assist in maintaining reservoir pressure and enhancing recoveries from the field or productive horizons.

    LEASE OPERATING EXPENSE. All direct costs associated with and necessary to operate a producing property.

    MBBLS.  Thousand barrels.

    MBTU.  Thousand Btus.

    MCF.  Thousand cubic feet.

    MCFE. Thousand cubic feet of natural gas equivalent, determined using the ratio of one Bbl of oil or condensate to six Mcf of natural gas.

    MMBBLS.  Million barrels.

    MMBTU.  Million Btus.

    MMCF.  Million cubic feet.

    MMCFE. Million cubic feet of natural gas equivalent, determined using the ratio of one Bbl of oil or condensate to six Mcf of natural gas.

    NATURAL GAS LIQUIDS. Liquid hydrocarbons which have been extracted from natural gas (e.g., ethane, propane, butane and natural gasoline).

    NET ACRES OR NET WELLS. The sum of the fractional working interests owned in gross acres or gross wells.

    NYMEX.  New York Merchantile Exchange.

    OPERATOR. The individual or company responsible for the exploration, exploitation and production of an oil or natural gas well or lease, usually pursuant to the terms of a joint operating agreement among the various parties owning the working interest in the well.

    PRESENT VALUE. When used with respect to oil and gas reserves, present value means the Estimated Future Net Revenues discounted using an annual discount rate of 10%.

    PRODUCTIVE WELL. A well that is producing oil or gas or that is capable of production.

    PROVED DEVELOPED RESERVES. Proved reserves that are expected to be recovered through existing wells with existing equipment and operating methods.

    PROVED RESERVES. The estimated quantities of oil and gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

    PROVED UNDEVELOPED RESERVES. Proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

    RECOMPLETION. The completion for production of an existing wellbore in another formation from that in which the well has previously been completed.

    RESERVE LIFE. A measure of how long it will take to produce a quantity of reserves, calculated by dividing estimated proved developed producing reserves by production for the twelve-month period prior to the date of determination (in gas equivalents).

    ROYALTY. An interest in an oil and natural gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale), but generally does not require the owners to pay any portion of the costs of drilling or operating wells on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of a leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with the transfer to a subsequent owner.

    SECONDARY RECOVERY. An artificial method or process used to restore or increase production from a reservoir after the primary production by the natural producing mechanism and reservoir pressure has experienced partial depletion. Gas injection and water flooding are examples of this technique.

    UNDEVELOPED ACREAGE. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves.

    WATERFLOOD. A secondary recovery operation in which water is injected into the producing formation in order to maintain reservoir pressure and force oil toward and into the producing wells.

    WORKING INTEREST. An interest in an oil and natural gas lease that gives the owner of the interest the right to drill for and produce oil and natural gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations.

    WORKOVER. To carry out remedial operations on a productive well with the intention of restoring or increasing production.

                         INDEX TO FINANCIAL STATEMENTS


Independent Auditors' Reports...............................  F-2

Consolidated Balance Sheets, December 31, 1999 and
  September 30, 2000 (unaudited)............................  F-4

Consolidated Statements of Operations, Years Ended
  December 31, 1998 and 1999 and Nine Months Ended
  September 30, 1999 and 2000 (unaudited)...................  F-5

Consolidated Statements of Cash Flows, Years Ended
  December 31, 1999 and 1998 and Nine Months Ended
  September 30, 1999 and 2000 (unaudited)...................  F-6

Consolidated Statements of Changes in Shareholders' Equity,
  Years Ended December 31, 1998 and 1999 and Nine Months
  Ended September 30, 2000 (unaudited)......................  F-7

Notes to Financial Statements...............................  F-8

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
GMX Resources Inc.

    We have audited the accompanying consolidated balance sheet of GMX Resources Inc. as of December 31, 1999 and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amount and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GMX Resources Inc. as of December 31, 1999 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

                                          KPMG LLP

Oklahoma City, Oklahoma
October 31, 2000

                          INDEPENDENT AUDITORS' REPORT

Officers, Directors and Shareholders
GMX RESOURCES INC.
Oklahoma City, Oklahoma

    We have audited the statements of operations, shareholders' equity, and cash flows for the period from inception (January 23, 1998) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amount and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of its operations and its cash flows for the year ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          WRIGHT, MCAFEE & CO., C.P.A.'S
                                          A PROFESSIONAL CORPORATION

Oklahoma City, Oklahoma
March 31, 1999

                      GMX RESOURCES INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1999             2000
                                                              -------------   --------------
                                                                               (UNAUDITED)
                                           ASSETS

CURRENT ASSETS
  Cash......................................................   $  535,213      $   253,941
  Accounts receivable--interest owners......................      115,121          121,489
  Accounts receivable--oil and gas revenues.................      622,420          864,009
  Inventories...............................................       84,460           88,989
  Prepaid expenses..........................................       16,819           32,076
                                                               ----------      -----------
    Total Current Assets....................................    1,374,033        1,360,504
                                                               ----------      -----------
OIL AND GAS PROPERTIES, at cost, based on the full cost
  method of accounting for oil and gas properties...........    7,897,087        9,425,880

  Less accumulated depreciation, depletion and
    amortization............................................     (743,297)        (996,419)
                                                               ----------      -----------
                                                                7,153,790        8,429,461
                                                               ----------      -----------
OTHER PROPERTY AND EQUIPMENT................................      489,026          585,480
  Less accumulated depreciation.............................      (91,261)        (140,115)
                                                               ----------      -----------
                                                                  397,765          445,365
                                                               ----------      -----------
OTHER ASSETS................................................       60,575           50,425
                                                               ----------      -----------
TOTAL ASSETS................................................   $8,986,162      $10,285,755
                                                               ==========      ===========

                            LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
  Notes payable to Shareholder..............................   $  200,000      $   427,500
  Accounts payable..........................................      511,011          515,668
  Accrued expenses..........................................       39,055           63,428
  Accrued interest..........................................       54,144           52,860
  Revenue distributions payable.............................      524,611          581,839
  Drilling advances.........................................      220,785           73,525
  Current portion of long-term debt.........................       71,480          695,729
                                                               ----------      -----------
    Total Current Liabilities...............................    1,621,086        2,410,549
                                                               ----------      -----------
LONG-TERM DEBT, less current portion........................    6,110,333        5,807,000
                                                               ----------      -----------
OTHER LIABILITIES...........................................      124,261          167,486
  Deferred income taxes.....................................           --           75,000

SHAREHOLDERS' EQUITY
  Preferred stock, par value $.01 per share, 500,000 shares
    authorized:
    Series A, 150,000 shares issued, and 100,000 shares
      outstanding...........................................        1,500            1,500
    Series B, 22,000 shares issued and outstanding..........          220              220
  Common stock, par value $.001 per share--authorized
    50,000,000 shares; issued 2,176,500 shares in 1999 and
    2,274,500 in 2000; outstanding 1,451,000 shares in 1999
    and 1,549,001 in 2000...................................        2,177            2,275
  Additional paid-in capital................................    2,042,712        2,046,614
  Retained earnings (accumulated deficit)...................     (489,248)         201,989
  Treasury Stock:
    Common--725,500 shares at cost..........................     (213,439)        (213,439)
    Preferred Series A--50,000 shares at cost...............     (213,439)        (213,439)
                                                               ----------      -----------
    Total Shareholders' Equity..............................    1,130,483        1,825,720
                                                               ----------      -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................   $8,986,162      $10,285,755
                                                               ==========      ===========


                See notes to consolidated financial statements.

                      GMX RESOURCES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                      FOR THE
                                                     FOR THE YEAR ENDED          NINE MONTHS ENDED
                                                        DECEMBER 31,               SEPTEMBER 30,
                                                   -----------------------   -------------------------
                                                      1998         1999         1999          2000
                                                   ----------   ----------   -----------   -----------
                                                                             (UNAUDITED)   (UNAUDITED)
REVENUE
  Oil and gas sales.............................   $1,794,513   $2,122,770   $1,530,072    $2,879,968
  Interest income...............................       21,928       15,108        6,986        15,074
  Other income..................................       11,476       23,807        4,372        25,719
                                                   ----------   ----------   ----------    ----------
                                                    1,827,917    2,161,685    1,541,430     2,920,761
                                                   ----------   ----------   ----------    ----------
EXPENSES
  Lease operations..............................      895,899      917,590      664,025       725,637
  Production and severance taxes................      150,052      157,193      128,801       295,469
  Depreciation, depletion, and amortization.....      433,374      423,474      317,706       313,348
  Interest......................................      419,897      486,234      385,209       431,925
  General and administrative....................      226,313      368,824      225,240       388,145
                                                   ----------   ----------   ----------    ----------
                                                    2,125,535    2,353,315    1,720,981     2,154,524
                                                   ----------   ----------   ----------    ----------
    Income (Loss)Before Income Taxes............     (297,618)    (191,630)    (179,551)      766,237
INCOME TAXES....................................           --           --           --        75,000
                                                   ----------   ----------   ----------    ----------
  Net Income (Loss).............................   $ (297,618)  $ (191,630)  $ (179,551)   $  691,237
                                                   ==========   ==========   ==========    ==========
Net Income (Loss) Applicable to Common Shares...   $ (478,368)  $ (360,193)  $ (306,989)   $  567,862
                                                   ==========   ==========   ==========    ==========
EARNINGS (LOSS) PER SHARE--BASIC................   $    (0.22)  $    (0.22)  $    (0.18)   $     0.37
                                                   ==========   ==========   ==========    ==========
EARNINGS (LOSS) PER SHARE--DILUTED..............   $    (0.22)  $    (0.22)  $    (0.18)   $     0.19
                                                   ==========   ==========   ==========    ==========
WEIGHTED AVERAGE COMMON SHARES--BASIC...........    2,176,500    1,632,375    1,692,883     1,549,000
                                                   ==========   ==========   ==========    ==========
WEIGHTED AVERAGE COMMON SHARES--DILUTED.........    2,176,500    1,632,375    1,692,883     3,593,590
                                                   ==========   ==========   ==========    ==========


                See notes to consolidated financial statements.

                      GMX RESOURCES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                      FOR THE YEAR ENDED         FOR THE NINE MONTHS
                                                         DECEMBER 31,            ENDED SEPTEMBER 30,
                                                    -----------------------   -------------------------
                                                       1998         1999         1999          2000
                                                    -----------   ---------   -----------   -----------
                                                                              (UNAUDITED)   (UNAUDITED)
CASH FLOWS DUE TO OPERATING ACTIVITIES
  Net income (loss)...............................  $  (297,618)  $(191,630)   $(179,551)   $   691,237
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
    Depreciation, depletion, and amortization.....      433,374     423,474      317,706        313,348
    Deferred income taxes.........................           --          --           --         75,000
    (Gain) loss on sale of other property and
      equipment...................................           --      (4,513)       2,775        (22,094)
    Stock to be issued for consulting services....           --      46,609       28,169          4,000
    Decrease (increase) in:
      Accounts receivable.........................     (496,292)   (244,412)      10,024       (247,957)
      Inventory and prepaid expenses..............      (61,364)    (39,915)     (39,185)       (19,786)
      Deposits....................................       (4,806)         --           --             --
    Increase (decrease) in:
      Accounts payable............................      324,853     186,159      (41,804)         4,657
      Accrued expenses............................       65,170      28,029       48,146         23,089
      Revenue distributions payable...............      233,914     414,958      128,236        100,453
                                                    -----------   ---------    ---------    -----------
        Net Cash Provided By Operating
          Activities..............................      197,231     618,759      274,516        921,947
                                                    -----------   ---------    ---------    -----------

CASH FLOWS DUE TO INVESTING ACTIVITIES
  Purchase of oil and gas properties..............   (6,254,945)   (781,907)    (388,088)    (1,688,153)
  Purchase of property and equipment..............     (460,355)    (56,171)     (41,233)       (96,454)
  Other Assets....................................      (14,489)      9,339           --             --
  Proceeds from sale of oil and gas properties....           --     142,927           --         12,100
  Proceeds from sale of other property and
    equipment.....................................           --      28,500        1,700         22,094
                                                    -----------   ---------    ---------    -----------
        Net Cash Used In Investing Activities.....   (6,729,789)   (657,312)    (427,621)    (1,750,413)
                                                    -----------   ---------    ---------    -----------

CASH FLOWS DUE TO FINANCING ACTIVITIES
  Proceeds from borrowings........................    5,681,464     725,000      725,000        700,000
  Payments of debt issue costs....................      (35,000)    (34,396)     (31,269)        (1,222)
  Payments on debt................................       (4,116)    (20,535)      (4,175)      (151,584)
  Issuance of Stock...............................    1,000,000          --           --             --
  Purchase of Treasury Stock......................           --    (426,878)    (399,110)            --
  Drilling advances...............................           --     220,785           --             --
                                                    -----------   ---------    ---------    -----------
        Net Cash Provided By Financing
          Activities..............................    6,642,348     463,976      290,446        547,194
                                                    -----------   ---------    ---------    -----------
        Net Increase (Decrease) In Cash...........      109,790     425,423      137,341       (281,272)

CASH AT BEGINNING OF PERIOD.......................           --     109,790      109,790        535,213
                                                    -----------   ---------    ---------    -----------

CASH AT END OF PERIOD.............................  $   109,790   $ 535,213    $ 247,131    $   253,941
                                                    ===========   =========    =========    ===========

NON-CASH INVESTING ACTIVITIES
  Acquisition of producing oil and gas properties
    by issuance of Preferred Stock, Series B......  $ 1,000,000   $      --    $      --    $        --
                                                    ===========   =========    =========    ===========

CASH PAID FOR INTEREST............................  $   381,120   $ 470,867    $ 387,255    $   433,209
                                                    ===========   =========    =========    ===========


                See notes to consolidated financial statements.

                      GMX RESOURCES INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                   PREFERRED STOCK       PREFERRED STOCK
                              COMMON STOCK                A                     B            ADDITIONAL     RETAINED
                          --------------------   -------------------   -------------------    PAID-IN       EARNINGS      TREASURY
                           SHARES      AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL     (ACCUMULATED)    STOCK
                          ---------   --------   --------   --------   --------   --------   ----------   -------------   --------
INITIAL
  CAPITALIZATION........  2,176,500    $2,177    150,000     $1,500         --      $ --     $ 996,323      $      --          --
  Issuance of Series B
    preferred stock.....         --        --         --         --     22,000       220       999,780             --          --
  Net loss..............         --        --         --         --         --        --            --       (297,618)         --
                          ---------    ------    -------     ------     ------      ----     ----------     ---------     --------

BALANCE AT
  DECEMBER 31,1998......  2,176,500     2,177    150,000      1,500     22,000       220     1,996,103       (297,618)         --
  Services rendered in
    exchange for stock
    (Stock issued in
    2000)...............         --        --         --         --         --        --        46,609             --          --
    Purchase of treasury
      stock.............         --        --         --         --         --        --            --             --     (426,878)
  Net loss..............         --        --         --         --         --        --            --       (191,630)         --
                          ---------    ------    -------     ------     ------      ----     ----------     ---------     --------

BALANCE AT DECEMBER 31,
  1999..................  2,176,500    $2,177    150,000     $1,500     22,000      $220     $2,042,712     $(489,248)    (426,878)
  Services rendered in
    exchange for
    stock...............     98,000        98         --         --         --        --         3,902             --          --
  Net income............         --        --         --         --         --        --            --        691,237          --
                          ---------    ------    -------     ------     ------      ----     ----------     ---------     --------

BALANCE AT SEPTEMBER 30,
  2000..................  2,274,500    $2,275    150,000     $1,500     22,000      $220     $2,046,614       201,989     (426,878)
                          =========    ======    =======     ======     ======      ====     ==========     =========     ========


                              TOTAL
                          SHAREHOLDERS'
                             EQUITY
                          -------------
INITIAL
  CAPITALIZATION........    1,000,000
  Issuance of Series B
    preferred stock.....    1,000,000
  Net loss..............     (297,618)
                            ---------
BALANCE AT
  DECEMBER 31,1998......    1,702,382
  Services rendered in
    exchange for stock
    (Stock issued in
    2000)...............       46,609
    Purchase of treasury
      stock.............     (426,878)
  Net loss..............     (191,630)
                            ---------
BALANCE AT DECEMBER 31,
  1999..................    1,130,483
  Services rendered in
    exchange for
    stock...............        4,000
  Net income............      691,237
                            ---------
BALANCE AT SEPTEMBER 30,
  2000..................    1,825,720
                            =========


                See notes to consolidated financial statements.

                      GMX RESOURCES INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998


            (INFORMATION AS IT RELATES TO SEPTEMBER 30, 2000 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of GMX Resources Inc. (the "Company") and its wholly-owned subsidiaries, Endeavor Pipeline, Inc. and Expedition Natural Resources, Inc. Endeavor Pipeline, Inc. owns and operates natural gas gathering facilities in east Texas. Expedition Natural Resources, Inc. owns undeveloped leases, primarily in east Texas. All significant intercompany accounts and transactions have been eliminated.


    In the opinion of management, the accompanying unaudited financial statements as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000, reflect all adjustments (which were normal and recurring) which, in the opinion of management, are necessary for a fair statement of the financial position and results of operations of the interim periods presented.


    ORGANIZATION: The Company was formed in January 1998. In February 1998, the Company purchased for $6.0 million oil and gas properties and commenced operations. The Company is primarily engaged in acquisition, exploration, and development of properties for the production of crude oil and natural gas in Oklahoma, Kansas, Louisiana, New Mexico, and Texas.

    INVENTORIES: Inventories consist of lease and well equipment and crude oil on hand. The Company plans to utilize the lease and well equipment in its ongoing operations and is carried at the lower of cost or market. Treated and stored crude oil inventory on hand at the end of the year is valued at current field prices less severance taxes.

    PROPERTY AND EQUIPMENT: The Company follows the full cost method of accounting for its oil and gas properties. Accordingly, all costs incidental to the acquisition, exploration and development of oil and gas properties, including costs of undeveloped leasehold, dry holes and leasehold equipment, are capitalized. Net capitalized costs are limited to the estimated future net revenues, discounted at 10% per annum, from proved oil, natural gas, and natural gas liquid reserves. Such limitations are imposed separately on a country-by-country basis. Capitalized costs are depleted by an equivalent unit-of-production method, converting oil to gas at the ratio of one barrel of oil to six thousand cubic feet of natural gas. No gain or loss is recognized upon disposal of oil and gas properties unless such disposal significantly alters the relationship between capitalized costs and proved reserves.

    Depreciation and amortization of other property and equipment, including leasehold improvements, are provided using the straight-line method based on estimated useful lives from five to ten years.

    REVENUE RECOGNITION AND GAS BALANCING: Oil and gas revenues are recognized when produced. During the course of normal operations, the Company and other joint interest owners of natural gas reservoirs will take more or less than their respective ownership share of the natural gas volumes produced. These volumetric imbalances are monitored over the lives of the wells' production capability. If an imbalance exists at the time the wells' reserves are depleted, cash settlements are made among the joint interest owners under a variety of arrangements.

    The Company follows the sales method of accounting for gas imbalances. A liability is recorded when the Company's excess takes of natural gas volumes exceed its estimated remaining recoverable

                      GMX RESOURCES INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


            (INFORMATION AS IT RELATES TO SEPTEMBER 30, 2000 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) reserves. No receivables are recorded for those wells where the Company has taken less than its ownership share of gas production.


    CAPITALIZED INTEREST: Interest of $36,271 and $57,529 was capitalized related to the unproved properties that were not being currently depreciated, depleted, or amortized and on which exploration activities were in progress in 2000 and 1999, respectively.


    INCOME TAXES: The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized at the enacted tax rates for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and the respective tax bases and tax operating losses and tax credit carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    HEDGING ACTIVITIES: The Company has periodically entered into oil and gas price swaps to manage its exposure to oil and gas price volatility. The hedging instruments are usually placed with counterparties that the Company believes are minimal credit risks. The oil and gas reference prices upon which the price hedging instruments are based reflect various market indices that have a high degree of historical correlation with actual prices received by the Company.

    The Company accounts for its hedging instruments using the deferral method of accounting. Under this method, realized gains and losses from the Company's price risk management activities are recognized in oil and gas revenues when the associated production occurs and the resulting cash flows are reported as cash flows from operating activities. Gains and losses on hedging contracts that are closed before the hedged production occurs are deferred until the production month originally hedged. In the event of a loss of correlation between changes in oil and gas reference prices under a hedging instrument and actual oil and gas prices, a gain or loss is recognized currently to the extent the hedging instrument has not offset changes in actual oil and gas prices.

    LOAN FEES: Included in Other Assets are costs associated with long-term debt. These costs are being amortized over the life of the loan using a method that approximates the interest method.

    GENERAL AND ADMINISTRATIVE EXPENSES: General and administrative expenses are reported net of amounts allocated to working interest owners of the oil and gas properties operated by the Company and net of amounts capitalized pursuant to the full cost method of accounting.

    USE OF ESTIMATES: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the amounts reported. The actual results could differ from those estimates, including useful lives of property and equipment and oil and gas reserve quantities.

    FINANCIAL INSTRUMENTS: The Company's financial instruments consist of cash, accounts receivable, accounts payable, accrued expenses, accrued interest, revenue distributions payable, and oil price swap agreements. Fair value of non-derivative financial instruments approximates carrying value due to the

                      GMX RESOURCES INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


            (INFORMATION AS IT RELATES TO SEPTEMBER 30, 2000 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) short-term nature of these instruments. See note I for the fair value of the oil and price swap agreements.


    NET EARNINGS PER COMMON SHARE: Basic earnings per share is computed by dividing income available to common Shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if the Company's convertible preferred stock were converted to common stock, net of preferred dividends associated with the dilutive convertible preferred stock. The diluted loss per share calculations for 1998 and 1999 produce results that are anti-dilutive. Therefore, the diluted loss per share amounts for 1998 and 1999 reported in the accompanying Consolidated Statements of Operations are the same as the basic loss per share amounts. The weighted average dilutive shares not included in the 1998 and 1999 annual periods and the nine-month 1999 period were 2,770,090, 2,225,965, and 2,286,423, respectively. The weighted average dilutive shares included in the 2000 period was 2,044,590.


    STOCK OPTIONS: The Company applies the intrinsic value-based method of accounting for its fixed plan stock options. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price of the option.

    COMMITMENTS AND CONTINGENCIES: Liabilities for loss contingencies arising from claims, assessments, litigation, or other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated.

    Environmental expenditures are expensed or capitalized in accordance with accounting principles generally accepted in the United States of America. Liabilities for these expenditures are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated.

                      GMX RESOURCES INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


            (INFORMATION AS IT RELATES TO SEPTEMBER 30, 2000 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


NOTE B--PROPERTY AND EQUIPMENT

    Property and equipment included the following:


                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1999            2000
                                                              ------------   --------------
                                                                              (UNAUDITED)
Oil and gas properties:
  Subject to amortization...................................   $7,176,877      $8,737,476
  Not subject to amortization:
    Acquired in 2000........................................           --         231,524
    Acquired in 1999........................................      199,860         188,379
    Acquired in 1998........................................      520,350         268,501
  Accumulated depreciation, depletion, and amortization.....     (743,297)       (996,419)
                                                               ----------      ----------
      Net oil and gas properties............................    7,153,790       8,429,461
                                                               ----------      ----------
Other property and equipment................................      489,026         585,480
Less accumulated depreciation...............................      (91,261)       (140,115)
                                                               ----------      ----------
      Net other property and equipment......................      397,765         445,365
                                                               ----------      ----------
      Property and equipment, net of accumulated
        depreciation, depletion, and amortization...........   $7,551,555      $8,874,826
                                                               ==========      ==========


    Depreciation, depletion, and amortization of property and equipment consisted of the following components:


                                                      FOR THE YEAR ENDED     FOR THE NINE MONTHS
                                                         DECEMBER 31,        ENDED SEPTEMBER 30,
                                                      -------------------   ---------------------
                                                        1998       1999       1999        2000
                                                      --------   --------   ---------   ---------
                                                                                 (UNAUDITED)
Depreciation, depletion, and amortization of oil and
  gas properties....................................  $384,098   $359,199   $272,745    $253,122
Depreciation of other property and equipment........    42,464     52,310     36,624      48,947
Amortization of other assets........................     6,812     11,965      8,337      11,279
                                                      --------   --------   --------    --------
      Total.........................................  $433,374   $423,474   $317,706    $313,348
                                                      ========   ========   ========    ========

                      GMX RESOURCES INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


            (INFORMATION AS IT RELATES TO SEPTEMBER 30, 2000 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


NOTE C--LONG-TERM DEBT

    A summary of long-term debt is as follows:


                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1999            2000
                                                              ------------   --------------
                                                                              (UNAUDITED)
Note payable to bank, maturity date of January 31, 2001,
  bearing a variable interest rate, (9.5% and 10.0%, as of
  December 31, 1999 and September 30, 2000, respectively),
  collateralized by producing oil and gas properties........   $5,800,000      $6,500,000
Notes payable to Shareholder, bearing variable interest
  rates, (9.5% and 10.0%, as of December 31, 1999 and
  September 30, 2000, respectively), collateralized by
  unproved properties.......................................      575,000         427,500
Other.......................................................        6,813           2,729
                                                               ----------      ----------
                                                                6,381,813       6,930,229
Current portion--unrelated parties..........................      (71,480)       (695,729)
Current portion--related party..............................     (200,000)       (427,500)
                                                               ----------      ----------
                                                               $6,110,333      $5,807,000
                                                               ==========      ==========


CREDIT FACILITY


    On February 18, 1998, the Company entered into a secured credit facility that provides for a line of credit up to $20 million (the "Commitment"), subject to a borrowing base which is based on a periodic evaluation of oil and gas reserves ("Borrowing Base"). The amount of credit available at any one time under the credit facility is the lesser of the Borrowing Base or the amount of the Commitment. As of December 31, 1999 and September 30, 2000, the borrowing base was $6.5 million. The credit facility has a maturity date of January 31, 2002. The Company has the option of either borrowing at the LIBOR rate or the base rate which approximates the prime rate, in either case plus a margin ranging from .50% to 3.25% depending upon the amount of advances outstanding in relation to the Borrowing Base. The credit facility requires payment of an annual facility fee equal to 0.375% to 0.5% basis points of the amount of the Commitment. The Company is obligated to make monthly principal payments in amounts determined by the lender after taking into consideration the expected reductions in the Borrowing Base as a result of production. The current monthly principal reduction amount is $77,000 beginning January 1, 2001. Borrowings under the credit agreement are secured by substantially all of the Company's oil and gas properties.


    The credit facility contains various affirmative and restrictive covenants. These covenants, among other things, prohibit additional indebtedness, sales of assets, mergers and consolidations, dividends and distributions, changes in management and require the maintenance of various financial ratios.

                      GMX RESOURCES INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


            (INFORMATION AS IT RELATES TO SEPTEMBER 30, 2000 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


NOTE C--LONG-TERM DEBT (CONTINUED)
    The credit facility was personally guaranteed by the President and Executive Vice-President. The amount of their guarantees was limited to $750,000 each. The facility was terminated on October 31, 2000 and replaced with a new facility.

The estimated maturities of long-term debt as of
  December 31, 1999 are as follows:
2000........................................................  $ 271,480
2001........................................................  6,110,333

    On October 31, 2000, the Company entered into a new secured credit facility, which replaced the prior credit facility. The new credit facility provides for a line of credit of up to $15 million (the "Commitment"), subject to a borrowing base which is based on a periodic evaluation of oil and gas reserves which is reduced monthly to account for production ("Borrowing Base"). The amount of credit available at any one time under the credit facility is the lesser of the Borrowing Base or the amount of the Commitment. As of October 31, 2000, the borrowing base was $7.25 million which will be reduced by $105,000 per month beginning December 1, 2000. The credit facility has a maturity date of May 1, 2003. Borrowings bear interest at the prime rate plus 50%. The credit facility requires payment of an annual facility fee equal to 1/2% on the unused amount of the Borrowing Base. The Company is obligated to make principal payments if the amount outstanding would exceed the Borrowing Base. Borrowings under the credit agreement are secured by substantially all of the Company's oil and gas properties.

    The credit facility contains various affirmative and restrictive covenants. These covenants, among other things, prohibit additional indebtedness, sales of assets, mergers and consolidations, dividends and distributions, changes in management and require the maintenance of various financial ratios.

    The credit facility is personally guaranteed by the President and Executive Vice-President. The amount of their guarantees is limited to a maximum of $1,000,000 each.

    At October 31, 2000, the Company had borrowed $7,250,000 under the credit facility, leaving no availibility for borrowings to fund development drilling obligations based on the existing Borrowing Base.

NOTE D--INCOME TAXES

    Intangible development costs are expensed for income tax reporting purposes, whereas they are capitalized and amortized for financial statements purposes. Lease and well equipment and other property and equipment is depreciated for income tax reporting purposes using accelerated methods. Deferred income taxes are provided on these timing differences to the extent that income taxes which otherwise would have been payable are reduced. Deferred income tax assets also are recognized for operating losses that are available to offset future income taxes. Due to the uncertainty of the realization of income net operating tax loss carryfowards, the financial statements reflect a zero value for the Company's deferred income tax asset.

                      GMX RESOURCES INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


            (INFORMATION AS IT RELATES TO SEPTEMBER 30, 2000 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


NOTE D--INCOME TAXES (CONTINUED)
    At December 31, 1999, the Company had the following carryforwards available to reduce future income taxes:

Federal.....................................................  $1,404,723
Oklahoma....................................................     398,276
Kansas......................................................     267,424
Louisiana...................................................      83,201
New Mexico..................................................      37,693

    All of the net operating loss carryforward amounts shown above have been utilized for financial purposes to fully offset deferred tax liabilities. The net operating loss carryforwards expire from 2015 to 2019.

    As of December 31, 1999, the Company's deferred tax liability of $437,000 was primarily associated with the difference between financial carrying value of oil and gas properties and the associated tax basis. As of the same date, the Company's deferred tax asset of $509,000 was primarily the result of the Company's net operating loss carryforwards.


    As of December 31, 1999, the Company has recognized a full valuation allowance of $72,000 for the net operating loss carryforwards that have been generated since inception to the extent that the net operating loss carryforwards exceed the difference between financial carrying value and tax basis for the Company's property and equipment.



    For the nine months ended September 30, 2000, the Company's effective income tax rate of 10% reflects the utilization of net operating loss carryforwards that previously were subject to a valuation allowance.


NOTE E--COMMITMENTS AND CONTINGENCIES

    The Company is party to various legal actions arising in the normal course of business. Matters that are probable of unfavorable outcome to the Company and which can be reasonably estimated are accrued. Such accruals are based on information known about the matters, the Company's estimates of the outcomes of such matters, and its experience in contesting, litigating, and settling similar matters. None of the actions are believed by management to involve future amounts that would be material to the Company's financial position or results of operations after consideration of recorded accruals.

    OPERATING LEASES: The following is a schedule by year of future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 1999.

YEAR ENDING DECEMBER 31
-----------------------
2000........................................................  $59,324
2001........................................................    9,943

                      GMX RESOURCES INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


            (INFORMATION AS IT RELATES TO SEPTEMBER 30, 2000 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


NOTE E--COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Total rental expense for all operating leases is as follows for the years ended December 31:

1999........................................................  $57,630
1998........................................................   47,299

NOTE F--SHAREHOLDERS' EQUITY

    The Series A preferred issue (par value $.01 per share) is convertible into
14.51 shares of common stock. Dividends are $.325 per year per share and cumulative. The Series B issue (par value $.01 per share) pays dividends at $6.00 per share per year and also are cumulative. Series B can be redeemed at the option of the Company. The redemption price is as follows:

By December 31, 1999........................................  $1,000,000
By December 31, 2000........................................  $1,500,000
By December 31, 2001........................................  $2,000,000
After December 31, 2001.....................................  $2,200,000

    No shares were redeemed as of December 31, 1999. After December 31, 2001, the shares are convertible into shares of common stock representing a specified increasing percentage of the shares outstanding, ranging from 593,000 shares to 1,089,000 shares as of January 2003. Cumulative dividends in arrears, but not declared, at December 31, 1999 were $32,500 and $132,000 for Series A and Series B, respectively. All dividend arrearages were eliminated in the conversion of the Series A and the purchase of the Series B as described below.

    On October 25, 2000, the Company purchased all of the Series B preferred stock for $230,000 and retired such shares. Additionally, the holders of the Series A preferred stock converted the Series A preferred stock into 1,451,000 common shares.

    On October 30, 2000, the Company effected a 14.51 for 1 stock split in the form of a stock dividend. All share amounts disclosed in these financial statements reflect this stock split as if it had occurred as of the earliest period presented.

    In March, 1999, the Company purchased 725,500 shares of common stock and 50,000 shares of Series A preferred stock which was 100% of the holding of two of the shareholders. The purchase price was $375,000 in cash, along with one producing well and the surrounding acreage.

    In October 2000, the board of directors and shareholders adopted the GMX RESOURCES INC. Stock Option Plan (the "Option Plan"). Under the Option Plan, the Company may grant both stock options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code and options which are not qualified as incentive stock options. Options may be granted under the Plan to key employees and nonemployee directors.

    The maximum number of shares of common stock issuable under the Option Plan is 300,000, subject to appropriate adjustment in the event of a reorganization, stock split, stock dividend, reclassification or other change affecting our common stock. All executive officers and other key

                      GMX RESOURCES INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


            (INFORMATION AS IT RELATES TO SEPTEMBER 30, 2000 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


NOTE F--SHAREHOLDERS' EQUITY (CONTINUED) employees who hold positions of significant responsibility are eligible to receive awards under the Option Plan. In addition, each director of the Company is eligible to receive options under the Plan. The exercise price of options granted under the Plan is not less than 100% of the fair market value of the shares on the date of grant. Options granted under the Plan become exercisable as the board may determine in connection with the grant of each option. In addition, the board may at any time accelerate the date that any option granted becomes exercisable.

    The board of directors may amend or terminate the Option Plan at any time, except that no amendment will become effective without the approval of the shareholders except to the extent such approval may be required by applicable law or by the rules of any securities exchange upon which the Company shares are admitted to listed trading. The Option Plan will terminate in 2010, except with respect to awards then outstanding.

NOTE G--OTHER RELATED PARTY TRANSACTIONS


    The Company has an agreement to issue common stock in exchange for services primarily performed in 1999 based on an agreement reached with an engineer in February 1999. In February 2000, 98,000 shares were issued pursuant to this agreement. Invoices subject to the agreement of $50,609 have been recorded as equity.


NOTE H--MAJOR CUSTOMERS

    Sales to individual customers constituting 10% or more of total oil and gas sales for the year ended December 31, 1999 were as follows:

Teppco Crude................................................    49.7%
Koch Gateway Pipeline.......................................    10.3%

    Management believes that the loss of any of the above customers would not have a material impact on the Company's results of operations or its financial position.

NOTE I--HEDGING ACTIVITIES


    The Company utilizes a swap arrangement to hedge a portion of its exposure to price volatility from producing crude oil. The swap arrangement establishes a price above which the Company pays the counterparty and below which the Company is paid. Results from commodity hedging transactions are reflected in oil sales. Payments by the Company for the first nine months of 2000 totaled $423,470 and in 1999 totaled $81,600.



    As of December 31, 1999 and September 30, 2000, the Company had a swap arrangement covering 5,000 barrels of crude oil per month through December 31, 2000 at a price of $20.25 per barrel. The swap arrangement covers approximately 80% of the Company's expected monthly production.


    The fair value of the financial instrument as of December 31, 1999 was a liability of approximately $134,000.

                      GMX RESOURCES INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


            (INFORMATION AS IT RELATES TO SEPTEMBER 30, 2000 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


NOTE J--CONCENTRATION OF CREDIT RISK

    The Company maintains its cash in bank deposit accounts which, at times, may exceed federal insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk.

NOTE K--OIL AND GAS OPERATIONS

    Capitalized costs related to the Company's oil and gas producing activities as of December 31, 1999 are:

                                                                 1999
                                                              ----------
Unproved properties.........................................  $  720,210
Producing properties........................................   7,176,877
                                                              ----------
                                                               7,897,087
Less accumulated depreciation, depletion, and
  amortization..............................................    (743,297)
                                                              ----------
      Net Capitalized Costs.................................  $7,153,790
                                                              ==========

    Unproved properties include leaseholds under exploration. Producing properties include mineral properties with proved reserves, development wells, and uncompleted development well costs. Support equipment and facilities include costs for pipeline facilities, field equipment, and other supporting assets involved in oil and gas producing activities. The accumulated depreciation, depletion, and amortization represents the portion of the assets which have been charged to expense.

    Costs incurred in oil and gas property acquisitions, exploration, and development activities in 1999 are as follows:

                                                                 1999
                                                              ----------
Acquisition costs:
  Unproved properties.......................................  $  199,860
  Producing properties......................................     514,212
Development costs...........................................     490,587
                                                              ----------
                                                              $1,204,659
                                                              ==========

    Development costs include the cost of drilling and equipping development wells and constructing related production facilities for extracting, treating, gathering, and storing oil and gas from proved reserves.

                      GMX RESOURCES INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


            (INFORMATION AS IT RELATES TO SEPTEMBER 30, 2000 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


NOTE K--OIL AND GAS OPERATIONS (CONTINUED)
    The Company's results of operations in 1999 includes revenues and expenses associated directly with oil and gas producing activities.

                                                           DECEMBER 31,
                                                     -------------------------
                                                        1998          1999
                                                     -----------   -----------
Oil and gas sales..................................  $ 1,794,513   $ 2,122,770
Production costs...................................   (1,045,951)   (1,074,783)
Depreciation, depletion, and amortization..........     (384,850)     (359,199)
                                                     -----------   -----------
  Results Of Operations From Oil And Gas Producing
    Activities.....................................  $   363,712   $   688,788
                                                     ===========   ===========

NOTE L--SUPPLEMENTAL INFORMATION ON OIL AND GAS OPERATIONS (UNAUDITED)

    The oil and gas reserve quantity information presented below is unaudited and is based upon reports prepared by independent petroleum engineers. The information is presented in accordance with regulations prescribed by the Securities and Exchange Commission. The Company emphasizes that reserve estimates are inherently imprecise. The Company's reserve estimates were estimated by performance methods, volumetric methods, and comparisons with analogous wells, where applicable. The reserves estimated by the performance method utilized extrapolations of historical production data. Reserves were estimated by the volumetric or analogous methods in cases where the historical production data was insufficient to establish a definitive trend. Accordingly, these estimates are expected to change, and such changes could be material and occur in the near term as future information becomes available.

    Proved oil and gas reserves represent the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are those expected to be recovered through existing wells with

                      GMX RESOURCES INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


            (INFORMATION AS IT RELATES TO SEPTEMBER 30, 2000 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


NOTE L--SUPPLEMENTAL INFORMATION ON OIL AND GAS OPERATIONS (UNAUDITED)
  (CONTINUED)
existing equipment and operating methods. As of December 31, 1999, all of the Company's oil and gas reserves were located in the United States.


                                                                OIL        GAS
                                                              (MBBLS)     (MMCF)
                                                              --------   --------
DECEMBER 31, 1998
  Proved reserves, beginning of period......................      --          --
  Purchase of reserves in-place.............................   1,939      17,743
  Production................................................     (75)       (442)
                                                               -----      ------
  Proved reserves, end of period............................   1,864      17,301
                                                               =====      ======
  Proved developed reserves:
    Beginning of period.....................................      --          --
                                                               =====      ======
    End of period...........................................     780       8,597
                                                               =====      ======
DECEMBER 31, 1999
  Proved reserves, beginning of period......................   1,864      17,301
  Extensions, discoveries, and other additions..............      66       2,219
  Production................................................     (71)       (443)
  Sale of reserves in-place.................................     (20)         --
  Revisions of previous estimates...........................     381         201
                                                               -----      ------
  Proved reserves, end of period............................   2,220      19,278
                                                               =====      ======
  Proved developed reserves:
    Beginning of period.....................................     780       8,597
                                                               =====      ======
    End of period...........................................   1,083       9,194
                                                               =====      ======
SEPTEMBER 30, 2000
  Proved reserves, beginning of period......................   2,220      19,278
  Extensions, discoveries, and other additions..............   1,523      30,409
  Production................................................     (56)       (511)
  Revisions of previous estimates...........................     688        (479)
                                                               -----      ------
  Proved reserves, end of period............................   4,375      48,697
                                                               =====      ======
  Proved developed reserves:
    Beginning of period.....................................   1,083       9,194
                                                               =====      ======
    End of period...........................................   1,249      10,801
                                                               =====      ======


    Future cash inflows and future production and development costs are determined by applying year-end prices and costs to the estimated quantities of oil and gas to be produced. Estimates are made of quantities of proved reserves and the future periods during which they are expected to be produced

                      GMX RESOURCES INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


            (INFORMATION AS IT RELATES TO SEPTEMBER 30, 2000 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


NOTE L--SUPPLEMENTAL INFORMATION ON OIL AND GAS OPERATIONS (UNAUDITED)
  (CONTINUED)
based on year-end economic conditions. Estimated future income taxes are computed using current statutory income tax rates including consideration of the current tax bases of the properties and related carryforwards giving effect to permanent differences. The resulting future net cash flows are reduced to present value amounts by applying a 10% annual discount factor.

    The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board, and, as such do not necessarily reflect the Company's expectations of actual revenue to be derived from those reserves nor their present worth. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure computations since these estimates are the basis for the valuation process.

    The following summary sets forth the Company's future net cash flows relating to proved oil and gas reserves based on the standardized measure prescribed in Statement of Financial Accounting Standards No. 69.


                                                          DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                                              1998            1999             2000
                                                          -------------   -------------   --------------
                                                                          (IN THOUSANDS)
JUNE 30, 2000
  Future cash inflows(a)................................    $ 56,196        $ 90,336         $398,132
  Future production costs...............................     (14,737)        (25,672)         (67,001)
  Future development costs..............................      (6,029)         (7,071)         (14,809)
  Future income tax provision...........................      (8,451)        (14,564)        (102,606)
                                                            --------        --------         --------
    Net future cash inflows.............................      26,979          43,029          213,716
  Less effect of a 10% discount factor..................      (7,733)        (17,851)         (92,599)
                                                            --------        --------         --------
    Standardized measure of discounted future net cash
      flows.............................................    $ 19,246        $ 25,178         $121,117
                                                            ========        ========         ========
    Discounted (at 10%) future net cash flows before
      income taxes......................................    $ 25,275        $ 33,700         $179,266
                                                            ========        ========         ========


------------------------


(a) Oil and condensate prices were based on an equivalent base price of $30.39 per barrel for benchmark posted West Texas Intermediate Crude Oil at closing on September 30, 2000. Adjustments to the base price were made to each lease to adjust the base price for crude oil quality, contractual agreements, and regional price variations. Natural gas prices were based on an equivalent base price of $5.45 per million British thermal unit (mmbtu) for the composite Henry Hub Spot Market benchmark price at closing on September 30, 2000. Adjustments to the base price were made to each lease to adjust the base price for quality, contractual agreements, and regional price variations.


    Future income tax expenses are computed by applying the appropriate statutory rates to the future pre-tax net cash flows relating to proved reserves, net of the tax basis of the properties involved giving effect to permanent differences, tax credits, and allowances relating to proved oil and gas reserves.

                      GMX RESOURCES INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998


            (INFORMATION AS IT RELATES TO SEPTEMBER 30, 2000 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


NOTE L--SUPPLEMENTAL INFORMATION ON OIL AND GAS OPERATIONS (UNAUDITED)
  (CONTINUED)
    Principal changes in the standardized measure of discounted future net cash flows attributable to the Company's proved reserves are as follows:


                                                          DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                                              1998            1999             2000
                                                          -------------   -------------   --------------
Standardized measure, beginning of period...............          --          19,246           25,178
Sales of oil and gas, net of production costs...........        (696)           (976)          (3,901)
Net changes in prices and production costs..............          --           3,809           49,798
Extensions and discoveries, net of future development
  costs.................................................          --           1,397           92,967
Development costs that reduced future development
  costs.................................................         427             571              957
Revisions of quantity estimates.........................          --           1,143            3,218
Purchases of reserves in place, net of future
  development costs.....................................      23,399              --               --
Sales of reserves in place..............................          --             (46)              --
Accretion of discount...................................       2,145           2,528            2,527
Net changes in income taxes.............................      (6,029)         (2,493)         (49,627)
                                                             -------         -------         --------
Standardized measure, end of period.....................      19,246          25,178          121,117
                                                             =======         =======         ========

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


PROSPECTUS SUMMARY.........................         3

RISK FACTORS...............................         8

FORWARD LOOKING STATEMENTS.................        14

USE OF PROCEEDS............................        15

DIVIDEND POLICY............................        16

CAPITALIZATION.............................        17

DILUTION...................................        18

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...............................        22

BUSINESS...................................        27

MANAGEMENT.................................        37

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
  OWNERS AND MANAGEMENT....................        42

DESCRIPTION OF SECURITIES..................        43

SHARES ELIGIBLE FOR FUTURE SALE............        45

UNDERWRITING...............................        46

LEGAL MATTERS..............................        49

EXPERTS....................................        49

AVAILABLE INFORMATION......................        50

CERTAIN TECHNICAL TERMS....................        50

INDEX TO FINANCIAL STATEMENTS..............       F-1


                           --------------------------

DEALER PROSPECTUS DELIVERY OBLIGATION

    UNTIL                 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT EFFECT THE TRANSACTIONS IN THESE SECURITIES; WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,000,000 UNITS

                               GMX RESOURCES INC.

                                     [LOGO]

                                   PROSPECTUS


                                           , 2001


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under Section 1031 of the Oklahoma General Corporation Act ("OGCA") and the Corporation's Certificate of Incorporation, the Corporation has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended ("Securities Act").

    The Corporation's Certificate of Incorporation provides that the Corporation shall indemnify, and may advance litigation expenses to its officers and directors to the fullest extent permitted by the OGCA. The Corporation may also indemnify, and advance litigation expenses to employees and agents of the Corporation, and persons serving at the request of the Corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or enterprise, to the fullest extent permitted by Oklahoma law. The Corporation will enter into agreements with its nonemployee directors providing for contractual rights of indemnity and expense advancement.

    The Corporation's Certificate of Incorporation provides that, pursuant to
Section 1006 of the OGCA, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Corporation and its stockholders. The provision in the Certificate of Incorporation does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Oklahoma Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Corporation, as well as for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under the OGCA. The provision also does not affect a director's responsibilities under any other law, such as the state or federal securities laws.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:


ITEM                                                           AMOUNT
----                                                          --------
Securities and Exchange Commission Registration Fee.........  $ 16,606
Underwriter's Nonaccountable Expense Allowance                 400,000
NASD Filing Fees............................................    10,000
Nasdaq Listing Fee..........................................    60,000
Accounting Fees and Expenses................................    50,000
Legal Fees and Expenses.....................................    75,000
Engineering Fees and Expenses...............................    25,000
Printing and Related Expenses...............................   125,000
Transfer Agent's Fees and Expenses..........................    10,000
Blue Sky Fees and Expenses..................................    25,000
Travel......................................................    50,000
Miscellaneous Expenses......................................    78,395
                                                              --------
  Total.....................................................  $950,000
                                                              ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

    We have issued the following securities without registration within the last three years.


    (1) On January 23, 1998, we issued 150,000 shares of our Common Stock for cash consideration of $10,000 to our officers and directors. On February 16, 1998, we issued 150,000 shares of Series A Preferred Stock in exchange for cash consideration of $990,000 to our officers and directors. These shares were issued to four persons without publicity and were purchased for investment. These shares were issued in reliance on the exemption from registration under
Section 4(2) of the Securities Act. All of the shares were sold directly by the Corporation.



    (2) On February 16, 1998, we issued 22,000 shares of Series B Preferred Stock valued at $1,000,000 in exchange for interests in oil and gas properties received from an institutional investor. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act to a single purchaser who purchased for investment.



    (3) In February, 2000, in return for engineering services, we issued an additional 6,754 shares of our common stock to a consulting engineer in reliance on exemption under Section 4(2) of the Securities Act. These shares were issued to one person who purchased for investment.



    (4) On October 30, 2000, 100,000 shares of Series A Preferred Stock were converted into 100,000 shares of common stock and we also effected a 14.51-to-1 stock split resulting in the issuance of an additional 2,793,246 shares of its Common Stock. The issuance of these shares did not constitute a sale under the Securities Act because no consideration was received from the holders of shares.


ITEM 27. EXHIBITS.


       EXHIBIT
       NUMBER           DESCRIPTION
---------------------   -----------
 1.1*                   Form of Underwriting Agreement
 3.1*                   Amended and Restated Certificate of Incorporation of GMX
                        RESOURCES INC.
 3.2*                   Bylaws of GMX RESOURCES INC.
 4.1*                   Warrant Agreement with form of Warrant
 4.2*                   Form of Underwriters' Warrant
 4.3*                   Form of Lock-up Agreement
 5.1*                   Opinion of Crowe & Dunlevy, A Professional Corporation
 10.1*                  Letter Agreement between GMX and Jon Stromberg relating to issuance of 6,754 shares of GMX common stock
 10.2**                 Stock Option Plan, as amended
 10.3*                  Secured Revolving Credit Agreement dated October 31, 2000
                        with Local Oklahoma Bank, N.A.
 10.4*                  Letter Agreement to purchase Series B Preferred Stock
 10.5*                  Form of Director Indemnification Agreement
 10.6*                  Promissory Notes to Ken L. Kenworthy, Jr.
 10.7*                  Development Agreement with Tara Energy Partnerships
 16**                   Letter from Former Accountant
 21*                    List of subsidiaries
 23.1**                 Consent of KPMG LLP, independent auditors
 23.2**                 Consent of Wright & McAfee, independent auditors
 23.3**                 Consent of Sproule Associates, Inc., independent petroleum engineers
 23.4*                  Consent of Crowe & Dunlevy, A Professional Corporation
                        (included in Exhibit 5.1)

       EXHIBIT
       NUMBER           DESCRIPTION
---------------------   -----------
 23.5*                  Consent of T.J. Boismier to be named a Director
 23.6*                  Consent of Paul Malloy to be named a Director
 27*                    Financial Data Schedule


------------------------


*   Previously filed



**  Filed herewith


ITEM 512. UNDERTAKINGS.

    The Registrant hereby undertakes to:

    (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

        (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

        (ii) Reflect in the prospectus any facts of events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (" 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) Include any additional or changed material information on the plan of distribution.

    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (3) File a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

    The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The Registrant further undertakes that:

    (1) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

    (2) For purposes of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable ground to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amendment to its registration statement to be signed on its behalf by the undersigned, in the City of Oklahoma City, State of Oklahoma, on December 21, 2000.


                                                       GMX RESOURCES INC.

                                                       By:          /s/ KEN L. KENWORTHY, JR.
                                                            -----------------------------------------
                                                                      Ken L. Kenworthy, Jr.
                                                                            PRESIDENT


    In accordance with the requirements of the Securities Act of 1933, this amendment to the registration statement was signed by the following persons in the capacities and on the dates stated.



                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
              /s/ KEN L. KENWORTHY, JR.
     -------------------------------------------       President and Director       December 21, 2000
                Ken L. Kenworthy, Jr.

                                                       Executive Vice President,
              /s/ KEN L. KENWORTHY, SR.                  Chief Financial and
     -------------------------------------------         Accounting Officer and     December 21, 2000
                Ken L. Kenworthy, Sr.                    Director